REVOLVING CREDIT AND TERM LOAN AGREEMENT

                                BY AND AMONG

                         NIAGARA COLD DRAWN CORP.,

                           LASALLE STEEL COMPANY

                                    AND

                  MANUFACTURERS AND TRADERS TRUST COMPANY,

                                 CIBC INC.

                                    AND

                             NATIONAL CITY BANK

                                    AND

             MANUFACTURERS AND TRADERS TRUST COMPANY, AS AGENT
                 __________________________________________

                         Dated as of April 18, 1997



                             TABLE OF CONTENTS

     SECTION 1  DEFINITIONS  . . . . . . . . . . . . . . . . . . .   2
          1.1  Defined Terms . . . . . . . . . . . . . . . . . . .   2
          1.2  UCC Definitions . . . . . . . . . . . . . . . . .    19
          1.3  Other Definitional Provisions . . . . . . . . . .    19

     SECTION 2  AMOUNT AND TERMS OF THE CREDIT . . . . . . . . .    19
          2.1  Revolving Credit Loan . . . . . . . . . . . . . .    19
          2.2  Term Loan . . . . . . . . . . . . . . . . . . . .    22
          2.3  Interest and LIBOR Rate Elections . . . . . . . .    23
          2.4  Prepayment  . . . . . . . . . . . . . . . . . . .    25
          2.5  Special Provisions Governing LIBOR Rate Loans -
               Increased Costs . . . . . . . . . . . . . . . . .    26
          2.6  Required Termination and Repayment of LIBOR Rate
               Loans . . . . . . . . . . . . . . . . . . . . . .    26
          2.7  Non-Receipt of Funds by Agent . . . . . . . . . .    28
          2.8  No Liability for Good Faith Action  . . . . . . .    28
          2.9  Taxes . . . . . . . . . . . . . . . . . . . . . .    28
          2.10 Method of Payment . . . . . . . . . . . . . . . .    30

     SECTION 3  REPRESENTATIONS AND WARRANTIES . . . . . . . . .    31
          3.1  Financial Condition . . . . . . . . . . . . . . .    31
          3.2  No Change . . . . . . . . . . . . . . . . . . . .    32
          3.3  Corporate Existence; Compliance with Law  . . . .    32
          3.4  Ownership of Borrower Equity Interests. . . . . .    33
          3.5  Corporate Power; Authorization; Enforceable
               Obligations . . . . . . . . . . . . . . . . . . .    33
          3.6  No Legal Bar  . . . . . . . . . . . . . . . . . .    34
          3.7  No Litigation . . . . . . . . . . . . . . . . . .    34
          3.8  No Default  . . . . . . . . . . . . . . . . . . .    34
          3.9  Ownership of Property; Liens  . . . . . . . . . .    34
          3.10 Solvency  . . . . . . . . . . . . . . . . . . . .    35
          3.11 Taxes . . . . . . . . . . . . . . . . . . . . . .    35
          3.12 Federal Regulations . . . . . . . . . . . . . . .    35
          3.13 Investment Company Act  . . . . . . . . . . . . .    35
          3.14 Environmental Matters . . . . . . . . . . . . . .    35
          3.15 ERISA . . . . . . . . . . . . . . . . . . . . . .    36
          3.16 Acquisition Agreement . . . . . . . . . . . . . .    37
          3.17 Acquisition . . . . . . . . . . . . . . . . . . .    37
          3.18 Collateral Locations  . . . . . . . . . . . . . .    37
          3.19 Licenses and Permits  . . . . . . . . . . . . . .    37
          3.20 Subordinated Debt Offering  . . . . . . . . . . .    37
          3.21 Employee Controversies  . . . . . . . . . . . . .    37
          3.22 Patents, Trademarks and Licenses  . . . . . . . .    37
          3.23 Full Disclosure . . . . . . . . . . . . . . . . .    38
          3.24 Survival of Warranties  . . . . . . . . . . . . .    38

     SECTION 4  CONDITIONS PRECEDENT . . . . . . . . . . . . . .    38
          4.1  Conditions to Extension of Credit . . . . . . . .    38
          4.2  Conditions to Subsequent Extension of Credit  . .    42

     SECTION 5  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . .    42
          5.1  Financial Statements  . . . . . . . . . . . . . .    43
          5.2  Certificates; Other Information . . . . . . . . .    44
          5.3  Conduct of Business and Maintenance of Existence     45
          5.4  Compliance  . . . . . . . . . . . . . . . . . . .    45
          5.5  Inspection of Property; Books and Records;
               Discussions . . . . . . . . . . . . . . . . . . .    45
          5.6  Notices . . . . . . . . . . . . . . . . . . . . .    46
          5.7  Motor Vehicle Titles  . . . . . . . . . . . . . .    47
          5.8  Corporate Standing.   . . . . . . . . . . . . . .    47
          5.9  Discharge of Indebtedness and Obligations; Leases.   47
          5.10 Maintenance of Properties; Insurance  . . . . . .    48
          5.11 Fair Labor Standards Act.   . . . . . . . . . . .    48
          5.12 Changes in Management, Ownership and Control  . .    48
          5.13 Guarantees By Subsidiaries  . . . . . . . . . . .    48
          5.14 Use of Proceeds . . . . . . . . . . . . . . . . .    49

     SECTION 6  NEGATIVE COVENANTS . . . . . . . . . . . . . . .    49
          6.1  Indebtedness  . . . . . . . . . . . . . . . . . .    49
          6.2  Limitation on Liens . . . . . . . . . . . . . . .    50
          6.3  Financial Covenants . . . . . . . . . . . . . . .    50
          6.5  Payment of 12.5% Subordinated Debt Notes  . . . .    51
          6.6  Amendment or Modification of Subordinated Debt  .    51
          6.7  Limitation on Contingent Obligations  . . . . . .    52
          6.8  Prohibition of Fundamental Changes  . . . . . . .    52
          6.9  Prohibition on Sale of Assets . . . . . . . . . .    52
          6.10 Loans, Advances and Investments . . . . . . . . .    53
          6.11 Compliance with ERISA . . . . . . . . . . . . . .    53
          6.12 Dividends . . . . . . . . . . . . . . . . . . . .    54
          6.13 Subsidiaries and Affiliates . . . . . . . . . . .    54
          6.14 Affiliate Transactions  . . . . . . . . . . . . .    54

     SECTION 7  EVENTS OF DEFAULT  . . . . . . . . . . . . . . .    54
          7.1  Events of Default . . . . . . . . . . . . . . . .    54
          7.2  Effect of Event of Default  . . . . . . . . . . .    57
          7.3  Right of Set Off  . . . . . . . . . . . . . . . .    59

     SECTION 8  THE AGENT  . . . . . . . . . . . . . . . . . . .    59
          8.1  Authorization and Action  . . . . . . . . . . . .    59
          8.2  Liability of Agent  . . . . . . . . . . . . . . .    59
          8.3  Rights of Agent as a Bank . . . . . . . . . . . .    60
          8.4  Independent Credit Decisions  . . . . . . . . . .    60
          8.5  Indemnification . . . . . . . . . . . . . . . . .    60
          8.6  Successor Agent . . . . . . . . . . . . . . . . .    61
          8.7  Sharing of Payments, Etc. . . . . . . . . . . . .    61

     SECTION 9  MISCELLANEOUS  . . . . . . . . . . . . . . . . .    62
          9.1  Increased Costs/Capital Adequacy  . . . . . . . .    62
          9.2  Assignments, Participation, etc . . . . . . . . .    63
          9.3  Amendments, Waivers and Consents  . . . . . . . .    65
          9.4  Notices . . . . . . . . . . . . . . . . . . . . .    66
          9.5  No Waiver; Cumulative Remedies  . . . . . . . . .    67
          9.6  Survival of Representations and Warranties  . . .    68
          9.7  Payment of Expenses and Taxes; Indemnity  . . . .    68
          9.8  Successors and Assigns  . . . . . . . . . . . . .    69
          9.9  Counterparts  . . . . . . . . . . . . . . . . . .    69
          9.10 Governing Law . . . . . . . . . . . . . . . . . .    69
          9.11 Inconsistent Provisions . . . . . . . . . . . . .    69
          9.12 Further Assurances  . . . . . . . . . . . . . . .    69
          9.13 Waiver of Jury Trial  . . . . . . . . . . . . . .    69
          9.14 Consent to Jurisdiction . . . . . . . . . . . . .    69
          9.15 Headings  . . . . . . . . . . . . . . . . . . . .    70


                             LIST OF SCHEDULES

     3.4(a)    Capitalization of Borrowers
     3.9       Liens
     3.14      Environmental Matters
     3.15      ERISA
     3.18      Borrowers' Facilities
     3.21      Employee Controversies
     4.1       Mortgaged Real Property
     6.1       Indebtedness
     6.7       Contingent Obligations
     6.10      Investments

                                  EXHIBITS

     Exhibit A           Borrowing Base Certificate
     Exhibit B           Notice of Borrowing
     Exhibit C           Notice of Continuation of Term Loan as
                         LIBOR Rate Loan
     Exhibit D           Notice of Continuation of Revolving Credit
                         Loan(s) as LIBOR Rate Loan(s)
     Exhibit 2.9(c)      Section 2.9(c)(ii) Certificate




                  REVOLVING CREDIT AND TERM LOAN AGREEMENT

          AGREEMENT dated as of April 18, 1997 by and among NIAGARA COLD DRAWN CORP., a Delaware corporation, having its principal office at 110 Hopkins Street, Buffalo, New York, ("NCDC"), LASALLE STEEL COMPANY, a Delaware corporation, having its principal office at 1412 150th Street, Hammond, Indiana ("LaSalle") (NCDC and LaSalle being collectively referred to as the "Borrowers", and individually as a "Borrower"), MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation having its principal office at One M&T Plaza, Buffalo, New York ("M&T"), CIBC INC., a Delaware banking corporation having its principal office at 425 Lexington Avenue, New York, New York ("CIBC") and NATIONAL CITY BANK, a Delaware corporation, having its principal office at National City Center, 1900 East Ninth Street, Cleveland, Ohio ("National") (M&T, CIBC and National being collectively referred to herein as the "Banks", individually as a "Bank"), and M&T, as administrative, collateral and documentation agent for the Banks (M&T to be referred to in such capacity as "Agent").

          WHEREAS, pursuant to a Revolving Credit Agreement and a Term Loan Agreement, each dated as of January 31, 1996, by and between M&T and NCDC, M&T provided certain credit facilities to NCDC
     (collectively, the "1996 Credit Facilities"); and

          WHEREAS, pursuant to a Stock Purchase Agreement by and among Niagara Corporation, a Delaware corporation ("Niagara"), NCDC and Quanex Corporation, a Delaware corporation ("Quanex"), dated as of April 18, 1997, NCDC is acquiring all of the issued and outstanding capital stock of LaSalle (the "Acquisition"); and

          WHEREAS, in order to repay all existing indebtedness of NCDC to M&T under the 1996 Credit Facilities, to partially fund the Acquisition and to provide general working capital to the Borrowers thereafter, the Borrowers have requested the Banks to make available a term loan in the amount of FORTY MILLION DOLLARS ($40,000,000.00) and a revolving credit facility in an aggregate amount of FIFTY MILLION DOLLARS ($50,000,000.00); and

          WHEREAS, the Banks, subject to the terms and conditions of this Agreement, are willing to make available to the Borrowers the requested term loan and revolving credit facility.

          NOW, THEREFORE, the Borrowers, jointly and severally, and the Banks, severally, but not jointly, agree as follows:


                           SECTION 1  DEFINITIONS

          1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, shall, except where the context otherwise requires, have the following meanings:

               "Acquisition": has the meaning set forth in the third paragraph of this Agreement.

               "Acquisition Agreement": the Stock Purchase Agreement dated April 18, 1997 by and among NCDC, Niagara, and Quanex providing for the Acquisition.

               "Adjusted Prime Rate": means (a) with respect to any Revolving Credit Loan, the Prime Rate plus 25 basis points, and
     (b) with respect to the Term Loan, the Prime Rate plus 50 basis points.

               "Affiliate": with respect to a Person, means (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with another Person, (b) another Person (a "parent") that directly or indirectly beneficially owns or holds ten percent (10%) or more of the voting stock of such Person, or any current shareholder of such parent owning ten percent (10%) or more of the outstanding voting stock of such parent, or any member of such shareholder's immediate family, or
     (c) any Person who is an officer or director of such Person, or any member of the immediate family of such officer or director. The term "control" means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               "Agent": has the meaning set forth in the first paragraph of this Agreement.

               "Agreement":  this Revolving Credit and Term Loan
     Agreement, as supplemented, amended or modified from time to time.

               "Assignment of Leases and Rents": the assignment agreements described in Subsection 4.1(d).

               "Authorized Officers": shall mean the Chairman of the Board, President or Executive Vice President of NCDC, and the Chairman of the Board, President or Executive Vice President of LaSalle.

               "Banks" and "Bank": have the meanings set forth in the first paragraph of this Agreement.

               "Borrowers" and "Borrower": have the meanings set forth in the first paragraph of this Agreement.

               "Borrowing Base":  as of a particular time, the sum of
     (a) eighty-five percent (85%) of Eligible Accounts, plus (b) sixty percent (60%) of Eligible Inventory at such time.

               "Borrowing Base Certificate": as of a particular time, means a certificate in form and substance acceptable to Agent, executed by an Authorized Officer of each Borrower, certifying as to the amount of the Borrowing Base at such time, the form of which is attached hereto as Exhibit A.

               "Borrowing Date":  as defined in Subsection 2.1(c).

               "Business Day": (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day on which Agent is authorized by law or other governmental action to close, and (b) with respect to all notices and determinations in connection with LIBOR, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

               "Capital Expenditures": of any Person, means at any time, all expenditures for any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, and additions to assets subject to capitalized leases recorded in accordance with GAAP, but excluding expenditures for capital assets funded by proceeds of casualty insurance policies.

               "Capitalized Lease": of any Person means any lease the obligations under which have been, or are required to be, in accordance with GAAP, recorded on the books of such Person as a capital lease liability.

               "Cash Interest Expense": for a Person, means, for any period, the sum of the aggregate interest expense (excluding all amounts attributable to non-cash items of interest expense) of such Person for such period in respect of Indebtedness of such Person, as determined in accordance with GAAP.

               "Change in Control": means the occurrence of any one or more of the following events or circumstances:

               (a) a Tag-Along Trigger Event shall have occurred;

               (b) any Person (other than (i) Niagara, (ii) any trustee or other fiduciary holding securities under a Plan of Niagara, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) any corporation owned, directly or indirectly, by the stockholders of Niagara in substantially the same proportions as their ownership of Niagara's common stock, (v) Gilbert Scharf, (vi) the Michael J. Scharf 1987 Grantor Income Trust, (vii) the Scharf Family 1989 Trust, or (viii) Michael J. Scharf (each an "excluded person")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Niagara representing twenty percent (20%) or more of the combined voting power of Niagara's then outstanding voting securities;

               (c)  during any period of not more than twenty four
     (24) consecutive calendar months, individuals who at the beginning of such period constitute the board of directors of Niagara, any new director (other than a director designated by a person who has entered into an agreement with Niagara to effect a transaction described in clause (b), (c), or (e) of this definition) whose election by such board or nomination for election by Niagara's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period, or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of such board;

               (d) the stockholders of Niagara approve a merger or consolidation of Niagara with any other corporation or other Person, other than (i) a merger or consolidation that would result in the voting securities of Niagara outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) eighty percent (80%) or more of the combined voting power of the voting securities of Niagara or such surviving or parent entity outstanding immediately after such merger or consolidation, or
     (ii) a merger or consolidation effected to implement a recapitalization of Niagara (or similar transaction) in which no Person other than an "excluded person" (as defined in clause (b) of this definition) acquires twenty percent (20%) or more of the combined voting power of Niagara's then outstanding securities;

               (e) the stockholders of Niagara approve a plan of complete liquidation of Niagara or an agreement for the sale or disposition by Niagara of all or substantially all of Niagara's assets (or any other transaction having a similar effect); or

               (f) NCDC ceases to be a wholly-owned Subsidiary of Niagara; or

               (g) Michael J. Scharf shall cease to own at least sixty six and two thirds percent (66 2/3%) of the issued and outstanding shares of Niagara's voting stock owned by Michael J. Scharf at the date of this Agreement; provided, however, that for the purposes of this Agreement, voting stock owned by the Michael
     J. Scharf 1987 Grantor Income Trust and the Scharf Family 1989 Trust shall be deemed to be owned by Michael J. Scharf. As of the date of this Agreement, Michael J. Scharf owns (after taking into effect the ownership of Niagara voting stock by such trusts), eighteen and seventy one hundredths percent (18.71%) of the issued and outstanding voting stock of Niagara.

               "Code": the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any regulations promulgated thereunder.

               "Collateral: means all property which is subject to or is to be subject to a Lien granted by the Collateral Documents.

               "Collateral Documents": the collective reference to the Security Agreements, the Guaranty Agreements, the Mortgages, the Assignments of Leases and Rents, and the Environmental
     Indemnification Agreement.

               "Consolidated", "Consolidating" or "Consolidated
     Basis": for any Persons, means the consolidation of the accounts of such Persons in accordance with GAAP, including principles of consolidation.

               "Consolidated Current Assets": means Current Assets that would be reflected on the Consolidated balance sheet of Borrowers and their Subsidiaries in accordance with GAAP.

               "Consolidated Current Liabilities":  means Current
     Liabilities that would be reflected on the Consolidated balance sheet of Borrowers and their Subsidiaries in accordance with GAAP.

               "Consolidated Liabilities": means Liabilities that would be reflected on the Consolidated balance sheet of Borrowers and their Subsidiaries in accordance with GAAP.

               "Consolidated Net Income": means Net Income that would be reflected on the Consolidated income statement of Borrowers and their Subsidiaries in accordance with GAAP.

               "Consolidated Net Worth": means Net Worth that would be reflected on the Consolidated balance sheet of Borrowers and their Subsidiaries in accordance with GAAP.

               "Contingent Obligation": as to any Person, means any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

               "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which such Person is or purports to be a party or by which it or any of its property is or purports to be bound.

               "Credit": all extensions of credit set forth in Section 2 of this Agreement.

               "Current Assets": means all assets treated as current assets in accordance with GAAP consistent with those used in the preparation of the financial statements referred to in Subsections 5.1(a) and 5.1(b).

               "Current Liabilities": means all liabilities treated as current in accordance with GAAP consistent with those used in the preparation of the financial statements referred to in Subsections 5.1(a) and 5.1(b).

               "Default": any Event of Default or any condition or event which, after notice or lapse of time, or both, would become an Event of Default.

               "Dividend": with respect to a Person means (a) any declaration of payment, or payment, of cash, property, securities or obligations, to any holder of an equity or capital interest in such Person (other than a payment solely in the form of stock of such Person), or (b) any payment on account of, or action to set apart assets for, or action to create a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock of such Person.

               "Eligible Accounts": trade accounts receivable created or acquired by Borrowers and their Subsidiaries in the ordinary course of business which (a) are, and at all times continue to be, subject to a perfected Lien of Agent pursuant to the Security Agreements, (b) are not unpaid more than ninety (90) days from invoice date, (c) are owing from account debtors with a principal office located in the United States or Canada, (d) are not subject to a contra offset, and (e) are, and at all times continue to be, otherwise acceptable to Agent.

               "Eligible Assignee": (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000); (c) any Affiliate of any Bank, or
     (d) an insurance company organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000).

               "Eligible Inventory":  Borrowers' and their
     Subsidiaries' inventory (a) of raw materials and saleable finished goods manufactured or acquired by Borrowers or their Subsidiaries in the ordinary course of business, (b) stored in a location or locations and in a manner acceptable to the Agent,
     (c) valued at the lower of cost or market value on a FIFO basis,
     (d) in which inventory the Agent holds, and at all times continues to hold, a perfected Lien pursuant to the Security Agreements, and (e) which inventory is, and at all times continues to be, acceptable to the Agent.

               "Environmental Indemnification Agreement": means the agreement described in Subsection 4.1(e).

               "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

               "Eurocurrency Reserve Requirement": means, for any LIBOR Rate Loan for the LIBOR Rate Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Rate Period under Regulation D by a Bank against "Eurocurrency liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect (a) any other reserves required to be maintained against any category of liabilities that includes deposits by reference to which the LIBOR for LIBOR Rate Loans is to be determined; or (b) any category of extension of credit or other assets that include LIBOR Rate Loans.

               "Event of Default": any of the events described in Subsection 7.1.

               "Excess Cash Flow": means, with respect to the Borrowers and their Subsidiaries calculated on a combined basis, for any Fiscal Year, the difference between:

          (a) the sum, without duplication, of (i) Consolidated Net Income, (ii) depreciation, (iii) Cash Interest Expense, (iv) any non-recurring items of income as determined by the Agent, and (v) amortization expense; and

          (b) the sum, without duplication, of (i) scheduled principal payments of Indebtedness, (ii) Cash Interest Expense, (iii) Capital Expenditures, (iv) any non-recurring expense items as determined by the Agent, (v) all payments made in accordance with the proviso to Subsection 6.12, and (vi) cash payments made with respect to Taxes.

               "Fiscal Year": any period of twelve (12) consecutive calendar months ending on the last day of December, or, upon the prior consent of the Agent, any period of twelve (12) consecutive calendar months ending on another date.

               "GAAP": the generally accepted accounting principles applied in the preparation of the audited financial statements of Niagara, the Borrowers, and the Subsidiaries of Borrowers as (a) shall be consistent with the then-effective principles promulgated or adopted by the Financial Accounting Standards Board ("FASB") and/or the American Institute of Certified Public Accountants ("AICPA") and any predecessors and successors thereof, so as to properly reflect the financial condition, and the results of operations and changes in financial position of Niagara, and of the Borrowers and their Subsidiaries, except that any accounting principle or practice required to be changed by FASB or AICPA in order to continue as a generally accepted accounting principle or practice may be so changed, and (b) shall be concurred in by the Independent Public Accountants. In the event of a change in GAAP, Agent and Borrowers will thereafter negotiate in good faith to revise covenants in this Agreement affected thereby in order to make such covenants consistent with GAAP then in effect.

               "Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

               "Guarantors": means, collectively, Niagara, and each Subsidiary of the Borrowers.

               "Guaranty Agreements": the Niagara Guaranty and the unconditional continuing guaranty agreements executed by each Subsidiary of the Borrowers pursuant to Subsection 5.13.

               "Indebtedness": of any Person, at a particular time, means all items which, in conformity with GAAP, would be classified as liabilities on a balance sheet of such Person as at such time and which constitute (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or any commitment by which such Person assures a credit against loss, (including, without limitation, all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments, including, without limitation, the 12.5% Subordinated Notes, but excluding trade payables incurred in the ordinary course of business payable within ninety (90) days of the date thereof),
     (b) obligations with respect to any conditional sale agreement or title retention agreement, (c) indebtedness arising under acceptance facilities, in connection with surety or other similar bonds, and the outstanding amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all liabilities secured by any security interest in any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (e) obligations under Capitalized Leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss,
     (f) obligations with respect to interest rate protection agreements, and (g) any asserted withdrawal liability of any Person or a commonly controlled entity under a Multiemployer Plan.

               "Initial Stockholders":  means and includes:

                    (a) Michael Scharf, his wife, his children and his grandchildren;

                    (b) the estate of, following the date of the appointment of any of the following is effective, the executors or administrators and any other similar representative of the person or property of any of the Persons named in clause (a);

                    (c) any trusts for the benefit of any, all or any group of the foregoing persons;

                    (d) any partnerships all the partners of which, and all corporations, limited liability companies or similar Persons all of the equity interests in which, are owned solely by the foregoing Persons, or any of them or any group of them; and

                    (e)  their respective successors and assigns.

               "Independent Public Accountant": refers to BDO Seidman LLP or any other nationally-recognized public accounting firm selected by the Borrowers and consented to by the Agent, such consent not to be unreasonably withheld.

               "Interest Coverage Ratio": for any period with respect to any Person, means, the ratio of:

               (a)  the sum for such period of: (i) Net Income, plus
     (ii) the aggregate amount deducted in determining such Net Income, representing (w) all Taxes of such Person, (x) interest expense, (y) depreciation, and (z) amortization expense, in each case as determined in accordance with GAAP, to
               (b)  Cash Interest Expense for such period.

               "Investments":  investments as described in Subsection
     6.10.

               "Issuable Share":  means and includes at any time,

                    (a) a share of issued and outstanding Niagara common stock; and

                    (b) a Right, and (without duplication) all shares of Niagara common stock issuable upon exercise of such Right, in each case at such time.

     For purposes of this definition, a Right to acquire one share of Niagara common stock shall constitute one Issuable Share, and a Person shall be deemed to own an Issuable Share if such Person has a Right to acquire such share whether or not such Right is exercisable at such time.

               "Internal Revenue Service": the United States Internal Revenue Service, or any successor or analogous organization.

               "knowledge", "knows": with respect to any Borrower, or any Subsidiary of a Borrower, means the actual knowledge of any executive or managerial employee of such Borrower or Subsidiary, or knowledge that any such persons should have known in the proper performance of their duties.

               "LaSalle": has the meaning set forth in the first paragraph of this Agreement.

               "Liabilities": of any Person, means, at any time, all amounts which, in accordance with GAAP, would be included as liabilities on a balance sheet of such Person at such time.

               "LIBOR": for any LIBOR Rate Period, the per annum rate, as determined by the Agent from any broker, quoting service or commonly available source utilized by the Agent, at which United States dollar deposits in immediately available funds are offered in the London interbank eurodollar market at 11:00 a.m. Greenwich Mean Time (or as soon thereafter as practicable) on the date that is two (2) Business Days before the first day of such LIBOR Rate Period for delivery on the first day of such LIBOR Rate Period for a period equal to such LIBOR Rate Period.

               "LIBOR Increment": with respect to (a) the Revolving Credit Loan, 250 basis points, and (b) the Term Loan, 285 basis points.

               "LIBOR Interest Determination Date": a Business Day which is two (2) Business Days prior to the commencement of each LIBOR Rate Period during which the LIBOR rate will be applicable.

               "LIBOR Rate Election": each election by the Borrowers with respect to the LIBOR Rate Period for each LIBOR Rate Loan as described in Subsection 2.3(b).

               "LIBOR Rate Loan": the outstanding and unpaid principal balance of the Term Loan, and the outstanding and unpaid principal balance of each Revolving Credit Loan, bearing interest at the LIBOR, plus the applicable LIBOR Increment.

               "LIBOR Rate Period": the one (1) month, two (2) months, three (3) months, or six (6) months period selected by a Borrower pursuant to Subsection 2.3 of this Agreement on which the LIBOR is in effect for a LIBOR Rate Loan, but in no event may a LIBOR Rate Period extend beyond the Maturity Date of the Term Loan, or beyond the Revolving Credit Termination Date for a Revolving Credit Loan. If a LIBOR Rate Period would end on a day that is not a Business Day, such LIBOR Rate Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding Business Day.

               "License", "Licenses": means, individually and collectively, with respect to a Person, each license, permit, consent, certificate, certification, registration, declaration, approval, and filing with any Governmental Authority or body, or other person or entity, required for or in connection with such Person's business.

               "Lien": any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction other than any financing statement filed in connection with consignments or leases not intended as security).

               "Loan" or "Loans": individually and collectively the Term Loan and each Revolving Credit Loan.

               "Loan Documents": the collective reference to this Agreement, the Revolving Credit Note, the Term Loan Note, the Collateral Documents, and all other agreements, instruments, and documents executed by or on behalf of the Borrowers or any of the Guarantors, and delivered to the Agent in connection with the transactions contemplated by this Agreement.

               "M&T": has the meaning set forth in the first paragraph of this Agreement.

               "Majority Banks": at any time the Banks holding at least fifty one percent (51%) of the then aggregate Revolving Credit Commitment and Term Loan Commitment, provided, that if the Revolving Credit Commitment and the Term Loan Commitment shall have been terminated in full, "Majority Banks" shall mean the Banks holding, or holding participation interests pursuant to Subsection 9.2(d) in, at least fifty one percent (51%) of the aggregate of the then outstanding and unpaid principal amounts of the Notes.

               "Maturity Date": the maturity date of the Term Loan Note as described in Subsection 2.2(b).

               "Metcalf & Eddy Reports": means, collectively (a) the Metcalf & Eddy Environmental Assessment, Final Report, LaSalle Steel Company, Fluid Power Operations, November 8, 1996, (b) the Metcalf & Eddy Sampling Report, Final Submittal, LaSalle Steel Company, Fluid Power Operations, November 8, 1996, and (c) Metcalf & Eddy letter dated February 27, 1997, entitled "Update on Compliance Review for LaSalle Steel Properties."

               "Mortgages": the collective reference to each agreement described in Subsection 4.1(d).

               "Multiemployer Plan": has the meaning assigned to such term under section 3(37) of ERISA.

               "1993 Warrants": means the Redeemable Common Stock Purchase Warrants issued pursuant to the 1993 Warrant Agreement.

               "1993 Warrant Agreement": means the Warrant Agreement, made as of August 13, 1993, between Niagara (under its former name, International Metals Acquisition Corporation) and Continental Stock Transfer & Trust Company, as warrant agent, as such agreement may be amended, restated or otherwise modified from time to time.

               "1993 Warrant Call Option Event": means any event or circumstance (including, without limitation, that, as of any date, the last sales price of the common stock of Niagara has been at least 181.81% of the then effective exercise price of the 1993 Warrants on each of 20 consecutive trading days ending on the third business day prior to such date) that, pursuant to the terms of the 1993 Warrant Agreement, permits Niagara to exercise its option under the 1993 Warrant Agreement to call all or a portion of the 1993 Warrants for redemption.

               "1993 Warrant Forced Exercise Net Proceeds Amount": means, as of any date of determination after the occurrence of a 1993 Warrant Call Option Event, an amount equal to:

                    (a) the aggregate amount of the proceeds payable to Niagara in respect of the exercise of 1993 Warrants exercised by or on behalf of the holders of 1993 Warrants during the period commencing with the occurrence of such 1993 Warrant Call Option Event and ending immediately prior to such date of determination, minus

                    (b) the aggregate amount of the redemption price required by the terms of the 1993 Warrant Agreement to be paid by Niagara in respect of any 1993 Warrants called for redemption, and actually redeemed, by Niagara during such period.

               "1996 Credit Facilities": has the meaning set forth in the first paragraph of this Agreement.

               "NCDC": has the meaning set forth in the first paragraph of this Agreement.

               "NCDC Pledge Agreement": the agreement evidencing the pledge of all issued and outstanding capital stock of LaSalle to the Agent as described in Subsection 4.1(c)(iv).

               "Net Income": of any Person, means, with respect to any period, all amounts which, in conformity with GAAP, would be included under net income on an income statement of such Person for such period.

               "Net Worth": for any Person, means, at any time, the amounts that would, in accordance with GAAP, be shown as shareholders' equity on a balance sheet of such Person at such time, excluding any amount attributable to (a) any deferred charge or prepaid expense of such Person, except for any prepaid interests, tax or insurance premium, (b) any treasury stock of such Person, (c) any unamortized debt discount or expense of such Person, (d) any Investment of such Person, except for Investments permitted by Subsection 6.10, or (e) any Investment of such Person which is a security in a Subsidiary of such Person in excess of the lesser of the cost or fair market value of such security.

               "Niagara": has the meaning set forth in the third paragraph of this Agreement.

               "Niagara Guaranty": the unconditional continuing guaranty agreement of Niagara as described in Subsection 4.1(f).

               "Niagara Pledge Agreement": the agreement evidencing the pledge of all issued and outstanding capital stock of NCDC to the Agent as described in Subsection 4.1(c)(iii).

               "Note" or "Notes": individually and collectively the Revolving Credit Note and the Term Loan Note.

               "Notice of Borrowing": the notice of a proposed borrowing delivered by a Borrower to Agent, as described in Subsection 2.1(c).

               "Obligations":  the obligations described in Subsection
     7.1(e)(i).

               "Offering Memorandum": means Copy No. 8 of the
     Confidential Information Memorandum for Niagara Cold Drawn Corp. of $27,000,000 Senior Subordinated Notes with Common Stock prepared by CIBC Wood Gundy Securities Corp., together with all Exhibits thereto, as supplemented by a revised Exhibit A
     (Financial Projections) thereto dated March 7, 1997.

               "Patent Assignment Agreements": the agreements of the Borrowers described in Subsection 4.1(c)(ii).

               "PBGC": the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

               "Permitted Issuable Shares Amount": means that number of Issuable Shares (appropriately adjusted for any reclassification (by combination, subdivision or otherwise) or dividend payable in Niagara common stock or Rights) equal to twenty five percent (25%) of the Issuable Shares beneficially owned by the Initial Shareholders, taken as a group, on the date of this Agreement.

               "Person": any natural person, corporation, firm, trust, partnership, business trust, joint venture, association, government, governmental agency or authority, or any other entity, whether acting in an individual, fiduciary, or other capacity.

               "Plan": a "pension plan", as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA) may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

               "Prime Rate": the rate of interest publicly announced by M&T from time to time as its prime rate and as a base rate for calculating interest on certain loans. The Prime Rate may or may not be the most favorable rate charged by M&T to its customers from time to time.

               "Prime Rate Conversion Loan": following the absence of the LIBOR pursuant to Subsection 2.6, the outstanding and unpaid principal balance of the Term Loan, and the outstanding and unpaid principal of each Revolving Credit Loan, in each such case bearing interest at the Adjusted Prime Rate, pursuant to Subsection 2.6(c).

               "Prime Revolver Loan": the outstanding and unpaid principal balance of each Revolving Credit Loan bearing interest at the Adjusted Prime Rate, pursuant to Subsection 2.1(c).

               "Principal Office": refers to the Agent's office at One M&T Plaza, Buffalo, New York 14203.

               "Proportionate Revolving Credit Commitment": the amount of each Bank's portion of the Revolving Credit Commitment expressed as a percentage; (a) with respect to M&T, its Proportionate Revolving Credit Commitment shall equal fifty percent (50%); (b) with respect to CIBC, its Proportionate Revolving Credit Commitment shall equal thirty three and thirty three one hundredths percent (33.33%); and (c) with respect to National, its Proportionate Revolving Credit Commitment shall equal sixteen and sixty seven one hundredths percent (16.67%).

               "Proportionate Term Loan Commitment": the amount of each Bank's portion of the Term Loan Commitment expressed as a percentage; (a) with respect to M&T, its Proportionate Term Loan Commitment shall equal fifty percent (50%); (b) with respect to CIBC, its Proportionate Term Loan Commitment shall equal thirty three and thirty three one hundredths percent (33.33%); and (c) with respect to National, its Proportionate Term Loan Commitment shall equal sixteen and sixty seven one hundredths percent (16.67%).

               "Reportable Event": any of the events set forth in
     Section 4043(b) of ERISA or the regulations thereunder.

               "Requirement of Law": with respect to any matter or Person means any law, rule, regulation, order, decree or other requirement having the force of law relating to such matter or Person, and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

               "Revolving Credit Commitment": the commitments of the Banks to provide the Revolving Credit Loans in an aggregate amount not to exceed the lesser of (a) Fifty Million Dollars
     ($50,000,000), or (b) the Borrowing Base.

               "Revolving Credit Loan", "Revolving Credit Loans":
     individually and collectively the loans described in Subsection
     2.1.

               "Revolving Credit Note": the promissory noted described in Subsection 2.1(b).

               "Revolving Credit Termination Date": means (a) with respect to each Prime Revolver Loan, the date that is the last day of the thirty (30) day period commencing with such Prime Revolver Loan's Borrowing Date, but in no event later than April 17, 2000, and (b) with respect to the Revolving Credit Commitment and the Revolving Credit Note, April 17, 2000.

               "Right": means and includes any warrant (including, without limitation, any 1993 Warrant), option or other right, to acquire common stock of Niagara and including, without limitation, any right pursuant to the provisions of any security convertible or exchangeable into common stock of Niagara.

               "Security Agreements": the agreements described in Subsection 4.1(c).

               "Solvent": with respect to a Person means (a) the fair market value of the assets of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the liabilities of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person does not have reasonably small capital, after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

               "Stockholders' Agreement": the Stockholders Agreement of Niagara, NCDC, Michael Scharf and the purchasers of the 12.5% Subordinated Notes, dated as of April 18, 1997.

               "Subordinated Debt": the Indebtedness of NCDC under the separate Note and Stock Purchase Agreements dated as of April 18, 1997 by and among Niagara, NCDC, LaSalle and each of the persons indicated therein (collectively, the "Subordinated Debt Agreement") and under the 12.5% Subordinated Notes issued by NCDC in connection therewith.

               "Subordinated Debt Offering": the offering by NCDC of subordinated notes bearing interest at 12.5% per annum and due on April 18, 2005 (the "12.5% Subordinated Notes") in a principal amount equal to Twenty Million Dollars ($20,000,000) pursuant to the Subordinated Debt Agreement.

               "Subsidiary": of any Person means any corporation, limited liability company, partnership, joint venture or other entity of which at least fifty percent (50%) of the voting stock or other applicable ownership interest is owned by such Person, directly or indirectly, including through one or more Subsidiaries. When used in connection with the Borrowers, the term "Subsidiary" shall not refer to NCDC as a subsidiary of Niagara, or to LaSalle as a subsidiary of NCDC.

               "Tag-Along Trigger Event": shall be deemed to have occurred at any time when the Initial Stockholders, taken as a group (and without giving effect to sales, transfers or other dispositions of Issuable Shares by any Initial Stockholder to any other Initial Stockholder), shall have sold, transferred or otherwise disposed of a number of Issuable Shares which (after giving effect to all prior or contemporaneous transfers, dispositions, purchases and acquisitions) is more than the Permitted Issuable Shares Amount in any sale, transfer or disposal (or series of sales, transfers or disposals (whether related or not)) after the Closing Date, provided that in connection with any sale, transfer or other disposal if:

                    (a) immediately prior thereto, the aggregate amount of Issuable Shares so sold, transferred or otherwise disposed of by the Initial Stockholders since the Closing Date is less than the Permitted Issuable Shares Amount, and

                    (b) any of the Initial Stockholders sell Issuable Shares in such transaction that, together with all other Issuable Shares sold, transferred or otherwise disposed of by the Initial Stockholders since the date hereof equal or exceed the Permitted Issuable Shares Amount, then, for the purposes of this Agreement, the "Tag-Along Trigger Event" shall be deemed to have occurred immediately prior to such sale, transfer or other disposal.

               "Taxes": any present or future tax, duty, levy, impost, assessment or other charge of whatever nature now or hereafter imposed by any Governmental Authority, but excluding therefrom (a) a tax imposed on or measured by the net income (including a franchise tax based on net income) of a Bank or its lending offices by the United States or by the jurisdiction (or political subdivision or taxing authority thereof or therein) in which such Bank is incorporated or in which such Bank's principal office or lending offices are located or are resident, (b) in the case of any Bank organized under the laws of any jurisdiction other than the United States or any state thereof (including the District of Columbia), any taxes imposed by the United States by means of withholding at the source unless such withholding results from a change in applicable law, treaty or regulations or the interpretation or administration thereof (including, without limitation, any guideline or policy not having the force of law) by any authority charged with the administration thereof subsequent to the date such Bank becomes a Bank with respect to the Loan or portion thereof affected by such change, (c) any taxes to which a Bank is subject (to the extent of the tax rate then in effect) on the date this Agreement is executed or would be subject to such taxes on such date if a payment hereunder had been received by such Bank on such date and with respect to any Bank that becomes a party hereto after the date hereof, any taxes to which such Bank is subject on the date it becomes a party hereto (other than taxes which each of the other Banks is entitled to reimbursements for pursuant to the terms of this Agreement) and (d) taxes to which a Bank becomes subject subsequent to the date referred to in clause (c) above as a result of a change in the residence, place of incorporation, or principal place of business of such Bank, a change in the branch or lending office of such Bank participating in the transactions set forth herein or other similar circumstances or as a result of the recognition by such Bank of gain on the sale, assignment or participation by such Bank of the participating interests in its creditor positions hereunder.

               "Term Loan":  the loan described in Subsection 2.2.

               "Term Loan Commitment": the commitments of the Banks to provide the Term Loan in an aggregate amount equal to Forty Million Dollars ($40,000,000).

               "Term Loan Note": the promissory note described in Subsection 2.2(b).

               "Unused Revolving Credit Fee": the fee payable by Borrowers as described in Subsection 2.1(f).

          1.2  UCC Definitions.  Unless otherwise defined in
     Subsection 1.1 or elsewhere in this Agreement, capitalized words shall have the meanings set forth in the New York Uniform
     Commercial Code as in effect on the date of this Agreement.

          1.3 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the meanings defined herein when used in any Loan Document, unless otherwise specifically provided for therein.

               (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Subsection 1.1, and accounting terms partly defined in Subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, and schedule references are to this Agreement unless otherwise specified.

               (d) The definitions of all terms defined in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

                 SECTION 2  AMOUNT AND TERMS OF THE CREDIT

          2.1  Revolving Credit Loan.

               (a) Amounts to be Loaned. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth, each Bank severally agrees to lend to the Borrowers prior to the Revolving Credit Termination Date, such sum or sums of money (individually, a "Revolving Credit Loan" and collectively, the "Revolving Credit Loans") as the Borrowers may request in an aggregate principal amount at any time outstanding not to exceed such Bank's Proportionate Revolving Credit Commitment. Notwithstanding anything to the contrary contained in this Agreement, or in any Loan Document, in no event shall a Bank make any Revolving Credit Loan or Revolving Credit Loans to Borrowers, either individually or collectively, in an aggregate amount exceeding its Proportionate Revolving Credit Commitment.

               (b) Revolving Credit Note. All Revolving Credit Loans made by the Banks under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrowers, in form and content acceptable to Agent, dated the date of this Agreement ("Revolving Credit Note"). The Agent shall set forth on a schedule attached to and made a part of the Revolving Credit Note or on any separate similar schedule or on any continuation of any such schedule (including, but not limited to, any similar schedule maintained in computerized records) annotations evidencing (i) the date and principal amount of each Revolving Credit Loan, (ii) the aggregate of all principal amounts of all Revolving Credit Loans, (iii) the amounts of any repayments of principal of the Revolving Credit Loans, (iv) the outstanding principal amount of the Revolving Credit Note, (v) the applicable LIBOR Rate Period for each Revolving Credit Loan that is a LIBOR Rate Loan, (vi) the applicable LIBOR and LIBOR Increment for each Revolving Credit Loan that is a LIBOR Rate Loan, (vii) the applicable Adjusted Prime Rate for each Revolving Credit Loan that is a Prime Revolver Loan, and (viii) the aggregate amounts of all payments under or repayments of principal of the Revolving Credit Note. Each such annotation shall, in the absence of manifest error, be conclusive and binding upon the Borrowers. No failure of the Agent to make and no error by the Agent in making any annotation on such attached schedule or any such similar schedule shall affect the obligations of the Borrowers to repay the principal amount of each Revolving Credit Loan or the outstanding principal amount of the Revolving Credit Note, the obligation of the Borrowers to pay interest on the outstanding principal amount of each Revolving Credit Loan or on the outstanding principal amount of the Revolving Credit Note, or any other obligation of the Borrowers to the Agent pursuant to this Agreement.

               (c) Notice and Manner of Borrowing. Each Borrower requesting a Revolving Credit Loan shall give the Agent notice (a "Notice of Borrowing", in the form of Exhibit B hereto) at least
     (i) three (3) Business Days prior to the date it desires any Revolving Credit Loan to be made that will be a LIBOR Rate Loan, and (ii) one (1) Business Day prior to the date it desires any Revolving Credit Loan to be made that will be a Prime Revolver Loan, specifying: (A) the date on which such Revolving Credit Loan will be advanced (such Loan's "Borrowing Date"), (B) the principal amount of such Revolving Credit Loan, and (C) if a LIBOR Rate Loan, the duration of the LIBOR Rate Period elected by such Borrower in such Notice of Borrowing. Each Notice of Borrowing shall be irrevocable and shall be given to the Agent by not later than 11:00 a.m. (Eastern Standard Time or Eastern Daylight Savings Time, as the case may be) on the day which is not less than the number of Business Days specified above for such notice. Each Borrowing Date shall be a Business Day, and for LIBOR Rate Loans shall be the proposed commencement date of the applicable LIBOR Rate Period of such LIBOR Rate Loan. After receiving a Notice of Borrowing, the Agent shall promptly notify each Bank by telephone of such Notice of Borrowing and such Bank's Proportionate Revolving Credit Commitment for the principal amount of such Revolving Credit Loan. Each Bank shall, before 11:00 a.m. (Eastern Standard Time or Eastern Daylight Savings Time, as the case may be) on the Borrowing Date, deposit with the Agent such Bank's Proportionate Revolving Credit Commitment for the principal amount of such Revolving Credit Loan in immediately available funds. Upon fulfillment of all applicable conditions set forth herein and after receipt by the Agent of such funds, the Agent shall pay or deliver all funds so received to the order of the Borrower that delivered the Notice of Borrowing at the Principal Office of the Agent. Each Revolving Credit Loan that is a LIBOR Rate Loan which does not utilize the Revolving Credit Commitment in full shall be in an amount of not less than One Hundred Thousand Dollars ($100,000) and, if in an amount greater than One Hundred Thousand Dollars ($100,000), shall be in whole multiples of Fifty Thousand Dollars ($50,000). Each Revolving Credit Loan that is a Prime Revolver Loan which does not utilize the Revolving Credit Commitment in full shall be in an amount of not less than Fifty Thousand Dollars ($50,000) and, if in an amount greater than Fifty Thousand Dollars ($50,000), shall be in whole multiples of Ten Thousand Dollars ($10,000).

               (d) Credit Termination. Within the limits of the Revolving Credit Commitment and subject to the terms of this Agreement (specifically including Subsection 2.1(e)), the Borrowers may borrow, prepay the principal amount of any Revolving Credit Loan pursuant to Subsection 2.4, and reborrow amounts of the Revolving Credit Commitment under this Subsection
     2.1 that were previously prepaid; provided, however, no further Revolving Credit Loans shall be made on or after the Revolving Credit Termination Date, at which date the Revolving Credit Loans must be paid in full.

               (e) Mandatory Repayment of Prime Revolver Loans. Notwithstanding anything to the contrary in this Agreement or in the Revolving Credit Note, the Borrowers shall repay the outstanding and unpaid principal balance of each Prime Revolver Loan, together with all applicable interest, to the Agent no later than the applicable Revolving Credit Termination Date for such Prime Revolver Loan.

               (f)  Unused Revolving Credit Fee.    The Borrowers
     agree to pay to the Agent a fee (the "Unused Revolving Credit Fee") on the average daily unused portion of the Revolving Credit Commitment from the date of the Revolving Credit Note until the Revolving Credit Termination Date at the rate of three eights of one percent (3/8%) per annum calculated on the basis of a year of 360 days, payable, in arrears, on the first day of each calendar quarter during the term of the Revolving Credit Commitment, commencing on the date of the Revolving Credit Note and ending on the Revolving Credit Termination Date.

          2.2  Term Loan.

               (a) Amounts to be Loaned. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth, each Bank severally agrees to make a loan (the "Term Loan") to the Borrowers on the date of this Agreement in an aggregate principal amount not to exceed such Bank's Proportionate Term Loan Commitment. Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document, in no event shall a Bank lend to the Borrowers, either individually or collectively, an amount of the Term Loan in excess of its Proportionate Term Loan Commitment.

               (b) Term Loan Note. The Term Loan shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrowers in form and content acceptable to Agent, and dated the date of this Agreement ("Term Loan Note"). Interest on the outstanding and unpaid principal amount of the Term Loan Note will be payable from the date of the Term Loan Note as hereinafter provided, and the principal amount of the Term Loan Note shall be repaid commencing six (6) months from the date of the Term Loan Note in seventy-eight (78) consecutive monthly installments commencing November 1, 1997 with subsequent installments being due on the first day of each calendar month thereafter and one final installment due and payable on April 1, 2004 (the "Maturity Date") in the amount necessary to repay in full the unpaid principal amount of the Term Loan Note.

               The amount of each installment of principal repayment of the Term Loan shall be as follows:

          Installment Date                   Principal Repayment

     November 1, 1997 through
     and including April 1, 1998                  $166,666

     May 1, 1998, through
     and including April 1, 1999                  $333,333

     May 1, 1999 through
     and including April 1, 2000                  $416,666

     May 1, 2000 through
     and including April 1, 2001                  $500,000

     May 1, 2001 through
     and including April 1, 2002                  $583,333

     May 1, 2002 through
     and including April 1, 2003                  $666,666

     May 1, 2003 through
     and including March 1, 2004                  $750,000

     April 1, 2004                                Outstanding Balance
                                                  of Term Loan

               (c) Mandatory Principal Repayment from Excess Cash Flow. Notwithstanding anything to the contrary in this Agreement or in the Term Loan Note, in addition to any scheduled payments of principal to be made by the Borrowers, the Borrowers shall apply fifty percent (50%) of the amount of any Excess Cash Flow in any Fiscal Year to repay the outstanding and unpaid principal balance of the Term Loan Note. Excess Cash Flow shall be determined at the end of each Fiscal Year based on the audited consolidating financial statements of Borrowers and their Subsidiaries to be supplied to Agent pursuant to Subsection 5.1(b), and the amount of any Excess Cash Flow shall be paid by Borrowers to Agent within one hundred forty (140) days of the end
     of such Fiscal Year.   All amounts of Excess Cash Flow applied by
     the Borrowers to the outstanding and unpaid principal balance of the Term Loan Note pursuant to this Subsection shall be used to reduce the installments of the principal amount of the Term Loan Note pro rata.

               (d) Mandatory Principal Repayment from Excess Warrant Exercise Proceeds. Notwithstanding anything to the contrary in this Agreement or in the Term Loan Note, in addition to any scheduled payments of principal to be made by the Borrowers, upon the occurrence of a 1993 Warrant Call Option Event and corresponding payment of the 1993 Warrant Forced Exercise Net Proceeds Amount (and any applicable prepayment compensation pursuant to the applicable provisions of the Subordinated Debt Agreement) (the aggregate amount of the 1993 Warrant Forced Exercise Net Proceeds Amounts and any applicable prepayment compensation to be referred to as the "Subordinated Debt Warrant Prepayment") to the holders of the 12.5% Subordinated Notes, the Borrowers shall, within three (3) Business Days of the payment in full of the Subordinated Debt Warrant Prepayment to the holders of the 12.5% Subordinated Notes, apply the amount of the proceeds relating to the exercise of the 1993 Warrants in excess of the Subordinated Debt Warrant Prepayment to repay the outstanding and
     unpaid principal balance of the Term Loan Note.   The amount of
     the proceeds relating to the exercise of the 1993 Warrants applied by the Borrowers to the outstanding and unpaid principal balance of the Term Loan Note pursuant to this Subsection shall be used to reduce the installments of the principal amount of the Term Loan Note pro rata.

          2.3  Interest and LIBOR Rate Elections.

               (a)  Computation and Payment of Interest.

                    (i) LIBOR RATE LOANS. The Borrowers shall pay interest to the Agent on the outstanding and unpaid principal amount of each LIBOR Rate Loan at the rate per annum equal to the sum of (A) the LIBOR for such Loan for such Loan's LIBOR Rate Period, plus (B) the applicable LIBOR Increment for such Loan. Interest on each LIBOR Rate Loan shall be payable in arrears in immediately available funds to the Agent at the Agent's Principal Office on the first day of each month in the LIBOR Rate Period with respect to such LIBOR Rate Loan.

                    (ii) PRIME REVOLVER LOANS. The Borrowers shall pay interest to the Agent on the outstanding and unpaid principal amount of each Prime Revolver Loan at the rate per annum equal to the Adjusted Prime Rate. Any change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. Interest on each Prime Revolver Loan shall be payable in immediately available funds to the Agent at the Agent's Principal Office (A) no later than the last day of the thirty (30) day period commencing with such Loan's Borrowing Date, or (B) if such Prime Revolver Loan is prepaid pursuant to the provisions of Subsection 2.4(b), on the date that such prepayment is made to Agent.

                    (iii) Interest on the Notes shall be computed on the basis of a 360-day year for the actual number of days elapsed.

               (b) LIBOR Rate Elections. At the end of the initial LIBOR Rate Period for each LIBOR Rate Loan, and at the end of each subsequent LIBOR Rate Period for each LIBOR Rate Loan, the Borrowers shall, as to each such LIBOR Rate Loan, make an election (in the form of Exhibit C hereto with respect to the Term Loan, and in the form of Exhibit D hereto with respect to each Revolving Credit Loan that is a LIBOR Rate Loan) (the "LIBOR Rate Election") at least three (3) Business Days prior to the commencement of the LIBOR Rate Period described in such LIBOR Rate Election, that specifies (i) the Business Day that is to be the commencement date for the LIBOR Rate Period described in the LIBOR Rate Election, and (ii) the duration of the LIBOR Rate Period elected by such Borrower in such LIBOR Rate Election; provided, however, that (A) for each Revolving Credit Loan that is a LIBOR Rate Loan, any such LIBOR Rate Period may not extend beyond the Revolving Credit Termination Date, (B) for the Term Loan, the LIBOR Rate Period may not extend beyond the Maturity Date, and (C) such LIBOR Rate Election need not be honored by Agent if (I) any Event of Default occurs or exists before, and remains uncured at, the time such LIBOR Rate Election is received by the Agent, (II) for each Revolving Credit Loan that is a LIBOR Rate Loan, [a] if the outstanding and unpaid principal balance of such LIBOR Rate Loan is not at least One Hundred Thousand Dollars ($100,000), or [b] if such LIBOR Rate Period would overlap more than seven (7) other LIBOR Rate Periods, or (III) with respect to the Term Loan, if the LIBOR Rate Election does not apply to the entire outstanding and unpaid principal balance of the Term Loan Note. If a Borrower shall fail to make a LIBOR Rate Election with respect to any LIBOR Rate Loan prior to the period for providing such LIBOR Rate Election as described above, or if Borrower's LIBOR Rate Election is not honored by Agent pursuant to subclause (C) immediately above, such Borrower shall be deemed to have elected a one (1) month LIBOR Rate Period for such Loan pursuant to a properly submitted LIBOR Rate Election.

               (c) Default Rate. After maturity of any Loan, whether by acceleration or otherwise, the Borrowers shall pay interest at a per annum rate equal to three percent (3%) above the interest rate otherwise in effect thereon until such Loan is paid in full. After maturity, whether by acceleration or otherwise, interest shall be payable on demand. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If the Borrowers pay interest in excess of the amount permitted by applicable law with respect to a Note, any such excess payment received, collected or applied as interest by the Agent shall be deemed to have been a mistake and automatically canceled and, if received by the Agent, shall be refunded to the Borrowers.

               (d) Late Charge. Upon failure to make any payment of interest or principal on the Notes within ten (10) days of the due date thereof, the Borrowers agree to pay to Agent, upon demand by Agent, a late charge equal to three percent (3%) of the amount of any such overdue amount of principal or interest. The assessment and/or collection of late charges shall in no way impair the right of Agent or the Banks to pursue any other remedies hereunder.

          2.4  Prepayment.

               (a) LIBOR Rate Loans. The Borrowers shall have the right to prepay without premium all or any portion of the outstanding and unpaid principal balance of any LIBOR Rate Loan on the expiration day of such Loan's LIBOR Rate Period. If any LIBOR Rate Loan is prepaid at any other time, the Borrowers shall, upon not less than ten (10) days prior written notice, pay to Agent an amount equal to (i) the interest which would have otherwise been payable on the amount prepaid during the remaining term of the LIBOR Rate Period, less (ii) interest on the amount prepaid for such term computed at an interest rate equal to the yield-to-maturity which could be obtained on United States Treasury Obligations, purchased in the market at the time of prepayment, having a remaining term and coupon rate comparable to the remaining term of the LIBOR Rate Period, and comparable to the applicable interest rate, as determined by Agent in good faith, and certified to the Borrower, such certificate to be conclusive, absent manifest error. Any permitted partial prepayment of principal of a LIBOR Rate Loan shall be in the amount of One Hundred Thousand Dollars ($100,000.00) or a whole multiple thereof. All payments applied by the Borrowers to the outstanding and unpaid principal balance of the Term Loan Note pursuant to this Subsection shall be used to reduce the installments of the principal amount of the Term Loan Note pro rata in the order of their maturities.

               (b) Prime Revolver Loans. The Borrowers shall have the right to prepay without premium the entire outstanding and unpaid principal balance of each Prime Revolver Loan upon not less than one (1) days' written notice to the Agent.

          2.5  Special Provisions Governing LIBOR Rate Loans -
               Increased Costs.

               (a)  In the event that on any LIBOR Interest
     Determination Date, Agent shall have determined (which determination shall be final, conclusive and binding) that:

                    (i)  by reason of conditions in the London
     interbank market or of conditions affecting the position of the Banks in such market occurring after the date hereof, adequate fair means do not exist for establishing LIBOR; or

                    (ii) by reason of (A) any applicable law or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to taxes referred to in Subsection 2.9 of this Agreement), or (B) other circumstances affecting the Banks or the London interbank market or the position of the Banks in such market (such as, but not limited to, official reserve requirements), LIBOR does not represent the effective pricing to the Banks for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs;

     then Agent shall give a notice by telephone, confirmed in writing, to the Borrowers of such determination.

               (b) Thereafter, the Borrowers shall pay to Agent upon written request therefor, such additional amount as Agent in its sole discretion, shall reasonably determine to be required to compensate the Banks for such increased costs. A certificate as to such additional amounts submitted to the Borrowers by Agent shall set forth in reasonable detail the calculation of such amounts and absent manifest error, be final, conclusive and binding upon all parties hereto.

          2.6  Required Termination and Repayment of LIBOR Rate Loans.

               (a) In the event Agent shall have reasonably determined, at any time (which determination shall be final, conclusive and binding), that the making or continuation of any or all of LIBOR Rate Loans by the Banks:

                    (i) has become unlawful by compliance by a Bank in good faith with any applicable law, governmental rule, regulation, guideline or order, or

                    (ii) would cause a Bank severe hardship as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market (such as, but not limited to, disruptions resulting from political or economic events);

     then, and in either such event, Agent shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Borrowers, confirmed in writing, of such determination, identifying which of the LIBOR Rate Loans are so affected.

               (b) The Borrowers shall, upon the termination of the then current LIBOR Rate Period applicable to each LIBOR Rate Loan so affected or, if earlier, when required by law, repay each such affected LIBOR Rate Loan, together with all interest accrued thereon.

               (c) In lieu of the repayment required by Subsection 2.6(b), the Borrowers may, by giving notice in writing or by telephone to Agent, and after Borrowers' payment of any increased costs of the Banks relating to the period for which the outstanding Loans shall remain LIBOR Rate Loans (such increased costs to be determined by Agent in its sole discretion pursuant to Subsection 2.5(b)), request Agent to convert the Term Loan and each Revolving Credit Loan that is so affected into a Prime Rate Conversion Loan at the Adjusted Prime Rate at the end of the then current LIBOR Rate Period (or at such earlier time as repayment would otherwise be required to be made pursuant to Section 2.6(b)). Such notice shall pertain only to the LIBOR Rate Loan or LIBOR Rate Loans that will be affected by the events described in Subsection 2.6(a).

               (d) In the event any LIBOR Rate Loan is converted to a Prime Rate Conversion Loan pursuant to the provisions of Subsection 2.6(c), interest on each such Prime Rate Conversion Loan shall be payable by Borrowers on the outstanding and unpaid principal balance of such Prime Rate Conversion Loan on the first day of each month and at the maturity of such loan. Any change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

               (e) Following the conversion of any LIBOR Rate Loans to Prime Rate Conversion Loans pursuant to this Subsection 2.6, in the event the Agent, in its sole discretion, determines that the events or circumstances described in Subsection 2.6(a) no longer exist, (i) the Agent will so notify the Borrowers in writing, (ii) within ten (10) days of Agent's delivery of such notice, each Borrower shall make a LIBOR Rate Election with respect to the outstanding and unpaid principal balance of the Term Loan Note, and one or more LIBOR Rate Elections with respect to the outstanding and unpaid principal balance of the Revolving Credit Note, and (iii) each Prime Rate Conversion Loan shall convert to a LIBOR Rate Loan pursuant to the applicable LIBOR Rate Election on the commencement date of the LIBOR Rate Period described in the applicable LIBOR Rate Election and shall bear interest at LIBOR plus the applicable LIBOR Increment pursuant to the provisions of Subsection 2.3(a)(i).

          2.7 Non-Receipt of Funds by Agent. Unless the Agent shall have received notice from a Bank prior to the Borrowing Date of any Revolving Credit Loan that such Bank will not make available to the Agent the amount of such Bank's Proportionate Revolving Credit Commitment with respect to such Loan, the Agent may assume that such Bank has made such amount available to the Agent on the date of such Borrowing Date. If and to the extent any Bank shall not have so made the amount of its Proportionate Revolving Credit Commitment available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest and administrative charges thereon, for each day such amount is made available to the Borrowers until such amount is repaid to the Agent, at the customary rates set by the Agent for the correction of errors among banks. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Proportionate Revolving Credit Commitment with respect to such Loan for purposes of this Agreement and the Revolving Credit Note. If such Bank does not repay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower (or Borrowers, as the case may be), and the Borrower (or Borrowers) shall immediately repay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower (or Borrowers) until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Revolving Credit Loan. Any repayment made pursuant to the preceding sentence shall not be subject to the provisions set forth in the second and third sentences of Subsection 2.4(a). Subject to the terms and conditions herein, any such repayment by the Borrower (or Borrowers, as the case may be) may, but need not, be made with proceeds of another loan, not subject to this Agreement, extended to the Borrower (or Borrowers, as the case may be) by one of the Banks.

          2.8 No Liability for Good Faith Action. Neither Agent nor any Bank shall incur any liability to either of the Borrowers for
     (a) acting upon any Notice of Borrowing, any LIBOR Rate Election Notice, or upon any telephonic notice which Agent believes in good faith to have been given by an Authorized Officer, or (b) otherwise acting in good faith.

          2.9  Taxes.

               (a) Except as provided in Subsection 2.9(c), if any Taxes shall be imposed by any taxing authority of or in the United States, or any foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Revolving Credit Note, the Term Loan Note, or this Agreement, or the making of a Loan), the
     Borrowers:

                    (i) will pay on written request therefor all such Taxes, including interest and penalty, if any, to the relevant taxing authority; and

                    (ii) will promptly furnish Agent with evidence of any such payment.

               (b) Subject to Subsections 9.1 and 9.2, if any Bank or any holder of the Revolving Credit Note or the Term Loan Note is required by law to make any payment on account of Taxes in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Revolving Credit Note, the Term Loan Note, or this Agreement, or the making of a Loan), such Bank or holder shall notify the Borrowers and the Borrowers will promptly, following receipt of a certificate as to the amount of any such payment of Taxes by such Bank or such holder (showing calculations thereof in reasonable detail), indemnify and hold each such Bank or holder harmless and indemnified against any liability or liabilities with respect to or in connection with any such Taxes or the payment thereof or resulting from any delay or omission to pay such Taxes (other than a delay or omission attributable to such Bank's or holder's failure to timely notify the Borrowers), computed in a manner consistent with this Subsection 2.9(b).

               (c) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrowers and Agent on or prior to the date of this Agreement, or in the case of a Bank that is an Assignee of an interest under this Agreement pursuant to Subsection 9.2 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment), on the date of such assignment to such Bank, (i) two accurate and complete original signed copies of IRS Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either IRS Form 1001 or 4224 pursuant to clause (i) above, (A) a certificate substantially in the form of
     Exhibit 2.9(c) (any such certificate, a "Section 2.9(c)(ii) Certificate"), and (B) two accurate and complete original signed copies of IRS Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the date of this Agreement, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and Agent two new accurate and complete original signed copies of IRS Form 4224 or 1001, or Form W-8 and a Section 2.9(c)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding Tax with respect to payments to be made under this Agreement and any Note, or it shall immediately notify the Borrowers and Agent of its inability to deliver any such form or certificate. Notwithstanding anything to the contrary contained in Subsection 2.9(a), but subject to Subsection 9.2, (x) each Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank or any holder of the Revolving Credit Note or the Term Loan Note which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States Federal income tax purposes to the extent that such Bank or holder has not provided to the Borrowers IRS forms that establish a complete exemption from such deduction or withholding, and (y) any Bank or any holder of the Revolving Credit Note or the Term Loan Note that has not provided to the Borrowers the IRS forms required to be provided to the Borrowers pursuant to this Subsection 2.9(c) shall not be entitled to indemnification under this Subsection 2.9 with respect to any deduction or withholding which would not have been required if such Bank or holder had provided such forms.

               (d) Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of any condition that would cause the Borrowers to make a payment in respect of any Taxes pursuant to Subsection 2.9(a) or a payment in indemnification for any Taxes pursuant to Subsection 2.9(b), it will use reasonable efforts to make, fund or maintain the Loan (or portion thereof) of such Bank with respect to which the aforementioned payment is or would be made through another lending office of such Bank if as a result thereof the additional amounts which would otherwise be required to be paid by the Borrowers in respect of such Loans (or portions thereof) would be materially reduced, and if, as determined by such Bank, in its reasonable discretion, the making, funding or maintaining of such Loans (or portions thereof) through such other lending office would not otherwise materially adversely affect such Loans or such Bank. The Borrowers agree to pay all reasonable expenses incurred by any Bank in utilizing another lending office of such Bank pursuant to this Subsection 2.9(d).

          2.10 Method of Payment. Repayment of the principal amount of each Loan, payment of all interest owing in connection with any Loan, and payment of all other amounts owing by the Borrowers to the Agent pursuant to this Agreement, the Revolving Credit Note, or the Term Loan Note shall be made in lawful money of the United States to the Agent at its Principal Office in immediately available funds. No such repayment or payment shall be deemed to have been received by the Agent until received by the Agent at its Principal Office, and any such repayment or payment received by the Agent at its Principal Office after 12:00 noon on any day shall be deemed to have been received by the Agent at its Principal Office on the next succeeding Business Day. Each Borrower hereby authorizes the Agent to charge from time to time against the operating account of such Borrower with M&T the amount of any such repayment or payment. Whenever any repayment or payment to be made under this Agreement or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and late fees.

                 SECTION 3  REPRESENTATIONS AND WARRANTIES

     The Borrowers hereby jointly and severally represent and warrant to the Banks as follows:

          3.1  Financial Condition.

               (a) The Borrowers have heretofore delivered to Agent the following financial statements:

                    (i) the audited financial statements of NCDC for the fiscal years of NCDC ending December 31, 1994, December 31, 1995 and December 31, 1996;

                    (ii) the audited financial statements of LaSalle for the fiscal years of LaSalle ending October 31, 1994, October 31, 1995 and October 31, 1996;

                    (iii) the unaudited financial statements of NCDC for the fiscal quarter ended March 31, 1997; and

                    (iv) the unaudited financial statements of LaSalle for the period commencing November 1, 1996 and ending January 31, 1997, the month ended February 28, 1997 and the month ended March 31, 1997.

               (b) All financial statements and other financial data which have been furnished to the Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby present fairly the financial condition of NCDC, and to the best of NCDC's knowledge, LaSalle (other than with respect to the elimination of the item described as "Receivable due from Parent" and the corresponding reduction in "Total Shareholder Equity" described in the audited financial statements of LaSalle for the period ending October 31, 1996), as the case may be, as of the dates thereof and the results of its operations for the period(s) covered thereby. As of the date hereof, all projections which have been furnished to the Agent for the purposes of or in connection with this Agreement, or any transaction contemplated hereby (including, without limitation, the projections included as part of the Offering Memorandum), taken together, have been the management of NCDC's best estimate of the future performance of the Borrowers, based upon historical financial information and reasonable assumptions of the management of NCDC.

               (c) All financial statements and other financial data which shall hereafter be furnished to the Agent for the purposes of or in connection with this Agreement, or any transaction contemplated hereby, will present fairly the financial condition of the Borrowers and their Subsidiaries, as of the dates thereof and the results of its operations for the period(s) covered thereby. All projections which shall hereafter be furnished to the Agent for the purposes of or in connection with this Agreement, or any transaction contemplated hereby, will be the management of each Borrower's best estimate of the future performance of the Borrowers and their Subsidiaries, based upon historical financial information and reasonable assumptions of the management of Borrowers.

          3.2 No Change. There have been no material adverse changes in the business, operations, property or financial or other condition of Niagara, any Borrower, or any of the Borrowers' Subsidiaries, as applicable, since the dates of the most current financial statements referred to in Subsection 3.1(a).

          3.3 Corporate Existence; Compliance with Law. Each Borrower and each of their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power, authority and legal right to own or lease and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified, licensed or authorized as a foreign corporation, and is in good standing or continues to be authorized under the laws of each jurisdiction where the failure to so qualify or be authorized and remain in good standing or authorized could materially and adversely affect the ability of such Borrower or Subsidiary to own or lease and operate its property or to conduct the business in which it is currently engaged or will be engaged upon closing of the Acquisition, and
     (d) other than with respect to environmental matters as described in Subsection 3.14, is in compliance with all Requirements of Law other than any noncompliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, property or other financial condition of any Borrower or Subsidiary.

          3.4  Ownership of Borrower Equity Interests.

               (a) Schedule 3.4(a) attached hereto contains a true, correct and complete statement of: (i) the total number and class of each class of stock which each Borrower and each Subsidiary of a Borrower is authorized to issue; and (ii) the total number and class of each class of stock of each Borrower and of each of their Subsidiaries which is issued and outstanding together with the identity of the record and beneficial owner (or owners) of all the issued and outstanding stock of each Borrower and of each Subsidiary. All of such issued and outstanding shares of stock of each Borrower and of each such Subsidiary have been duly authorized and validly issued.

               (b) As of the date of this Agreement Niagara is the record and beneficial owner of and has good and marketable title to one hundred percent (100%) of the issued and outstanding shares of capital stock of NCDC and NCDC is the record and beneficial owner of and has good and marketable title to one hundred percent (100%) of the issued and outstanding shares of capital stock of LaSalle, free and clear of all Liens (other than any Lien pursuant to the Loan Documents). Other than the equity interests of NCDC in LaSalle as a result of the consummation of the Acquisition, as of the date of this Agreement no Borrower has any equity or ownership interest in any other Person.

          3.5 Corporate Power; Authorization; Enforceable Obligations. Each Borrower has the corporate power and authority to execute and deliver this Agreement, the Revolving Credit Note, the Term Loan Note, and each of the Collateral Documents, and to perform its obligations hereunder and thereunder. Each Borrower has taken all necessary corporate and shareholder action to authorize the borrowings on the terms and conditions of this Agreement, the Revolving Credit Note, and the Term Loan Note. No consent of any other Person and no authorization of, notice to, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder, except for filings or recordings in public offices necessary in connection with the Collateral Documents and for post-closing securities law filings necessary in connection with the Acquisition. This Agreement, the Revolving Credit Note, the Term Loan Note and each of the Collateral Documents have been duly executed and delivered on behalf of each Borrower (and with respect to the Collateral Documents, each Subsidiary to the extent applicable) and this Agreement, the Revolving Credit Note, the Term Loan Note, and each of the Collateral Documents constitute legal, valid and binding obligations of each Borrower (and with respect to the Collateral Documents, each Subsidiary to the extent applicable) enforceable against each Borrower (and each Subsidiary, respectively) in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

          3.6 No Legal Bar. The execution, delivery and performance of this Agreement, the Revolving Credit Note, the Term Loan Note, the Collateral Documents, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or any Contractual Obligation of any Borrower or Subsidiary, other than violations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of any Borrower or Subsidiary, and (b) will not result in, or require, the creation or imposition of any Lien not permitted under Subsection 6.2 on any of the respective properties or revenues of a Borrower or Subsidiary.

          3.7 No Litigation. Other than with respect to environmental matters as described in Subsection 3.14, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending, or to the knowledge of any Borrower, threatened, by or against any Borrower or Subsidiary or any of their respective properties or revenues
     (a) with respect to this Agreement, the Revolving Credit Note, the Term Loan Note, the Collateral Documents or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of any Borrower or Subsidiary. No judgments are outstanding against either of the Borrowers or any Subsidiary or binding upon any of their respective assets or properties which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of any Borrower or Subsidiary.

          3.8 No Default. No Borrower or Subsidiary is in default under or with regard to any Contractual Obligation in any respect which would be materially adverse to the business, operations, property or financial or other condition of such Borrower or Subsidiary, or which would materially adversely affect the ability of such Borrower or Subsidiary to perform its respective obligations under this Agreement, the Revolving Credit Note, the Term Loan Note, or any of the Collateral Documents. No Default or Event of Default has occurred.

          3.9 Ownership of Property; Liens. Each Borrower and each Subsidiary has good record and marketable or insurable title in fee simple to or valid leasehold interests in, all its real property, and valid legal title or leasehold interests to all its personal property, and none of such property is subject to any Lien, except as permitted in Subsection 6.2, or as set forth on
     Schedule 3.9.

          3.10 Solvency. Immediately prior to the consummation of the Acquisition and after giving effect thereto, the Borrowers, both individually and on a Consolidated basis, shall be, and are, Solvent.

          3.11 Taxes. Each Borrower and each Subsidiary has filed or caused to be filed all returns for Taxes required to be filed, and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it and all other taxes, fees or other charges imposed on it by any Governmental Authority other than (a) tax returns and Taxes the failure to file or pay, as applicable, which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of any Borrower or Subsidiary, and (b) the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower or Subsidiary, respectively; and no tax liens have been filed and no assessments are being formally asserted with respect to any such taxes, fees or other charges, except for statutory liens for current taxes not yet due and payable.

          3.12 Federal Regulations. Neither Borrower nor any Subsidiary is engaged, and neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" (as each such term is defined in Regulation U) any Margin Stock. No part of the proceeds of the Revolving Credit Loan or the Term Loan hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System or of the Investment Company Act of 1940, as amended.

          3.13 Investment Company Act.  Neither Borrower nor any
     Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          3.14 Environmental Matters.

               (a) Except as disclosed in the Metcalf and Eddy Reports or in Schedule 3.14, to each Borrower's knowledge, each Borrower and each Subsidiary has duly complied with, and each of their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder.

               (b) Except as disclosed in the Metcalf and Eddy Reports or in Schedule 3.14, to each Borrower's knowledge, each Borrower and Subsidiary has been issued and will maintain all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code or ordinance, and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health, or safety matters.

               (c) Except as disclosed in the Metcalf and Eddy Reports or in Schedule 3.14, neither Borrower nor any Subsidiary has received any notice of, and neither Borrower knows of or suspects, facts which might constitute any violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its or any Subsidiary's business, operations, assets, equipment, property, leaseholds or other facilities.

               (d) Except as disclosed in the Metcalf and Eddy Reports or in Schedule 3.14 and except in accordance with a valid governmental permit, license, certificate, or approval issued to a Borrower or a Subsidiary, to the best each Borrower's knowledge, there has been no emission, spill, release, or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or groundwater, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from any premises owned or occupied by such Borrower or Subsidiary.

               (e) Except as disclosed in the Metcalf and Eddy Reports or in Schedule 3.14, there is no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity pending with respect to (i) air emissions, (ii) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste, or (vi) other environmental, health or safety matters affecting either Borrower or any Subsidiary or their respective businesses, operations, assets, equipment, property, leaseholds, or other facilities.

          3.15 ERISA. Each Borrower and each Subsidiary is in material compliance with all applicable provisions of ERISA. No Borrower has (a) incurred any accumulated funding deficiency within the meaning of ERISA, (b) except as described in Schedule 3.15, incurred any material unfunded vested liability under any Plan, (c) incurred any material liability to the PBGC in connection with any Plan, or (d) engaged in a prohibited transaction within the meaning of ERISA. Except for the consummation of the Acquisition, no Reportable Event has occurred with respect to any Plan.

          3.16 Acquisition Agreement. The Borrowers have heretofore furnished to the Agent a true, complete and correct copy of the Acquisition Agreement, including all schedules and exhibits thereto, and all closing documents executed and delivered under the terms of the Acquisition Agreement.

          3.17 Acquisition. As of the date of this Agreement, the Borrowers have consummated the Acquisition in accordance with the terms of the Acquisition Agreement, and NCDC owns all of the issued and outstanding capital stock of LaSalle free and clear of all Liens.

          3.18 Collateral Locations.  All of the Borrowers' and
     Subsidiaries' assets are located only at the locations set forth in Schedule 3.18 of this Agreement.

          3.19 Licenses and Permits. Other than with respect to environmental matters as described in Subsection 3.14, (a) to each Borrowers' knowledge, each License of the Borrowers and of each of their Subsidiaries is in full force and effect, and (b) each Borrower and each of their Subsidiaries has complied with, and the business, operations, assets, equipment, property, leaseholds or other facilities of such Borrower or Subsidiary are in compliance with, all Requirements of Law relating to the maintenance of such Licenses, other than any noncompliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of any Borrower or Subsidiary.

          3.20 Subordinated Debt Offering. The Borrowers have heretofore furnished to the Agent a true, complete and correct copy of the Offering Memorandum, the Subordinated Debt Agreement, the 12.5% Subordinated Notes, and all schedules and exhibits thereto, and all closing documents executed and delivered in connection therewith.

          3.21 Employee Controversies.  Except as described in
     Schedule 3.21 hereto, there are no strikes, work stoppages or material labor controversies pending or, to each of the Borrower's knowledge, threatened, between the Borrowers or any of their Subsidiaries and any of their employees, other than those which would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of any Borrower or any of their Subsidiaries.

          3.22 Patents, Trademarks and Licenses. Each of the Borrowers and their Subsidiaries owns or possesses rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames required to conduct its business, except where the failure to own or possess any such right, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of
     the Borrower or any of their Subsidiaries.   No license, patent
     or trademark owned or possessed by any Borrower or Subsidiary has been declared invalid, been limited by order of any court or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge, other than those declarations of invalidity, orders, agreements or proceedings, which, if adversely concluded, would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of any Borrower or any of their Subsidiaries.

          3.23 Full Disclosure. This Agreement, the financial statements delivered in connection herewith, the representations and warranties of the Borrowers herein and in any other document delivered or to be delivered by or on behalf of the Borrowers or any of their Subsidiaries, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, or will be made, not misleading. There is no material fact which the Borrowers have not disclosed to the Banks in writing which materially and adversely affects or, so far as the Borrowers now foresee, will materially and adversely affect, the assets, business, prospects, profits, or condition (financial or otherwise) of any Borrower, any of their Subsidiaries, the rights of the Banks or the ability of the Borrowers to perform this Agreement.

          3.24 Survival of Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement until all indebtedness to the Banks has been finally and indefeasibly paid in full.

                      SECTION 4  CONDITIONS PRECEDENT

          4.1 Conditions to Extension of Credit. The obligations of the Banks to extend the Credit is subject to the satisfaction or waiver prior to or concurrently therewith of the following conditions precedent:

               (a) Notes. (i) The Agent shall have received the Revolving Credit Note conforming to the requirements hereof and executed by an Authorized Officer of each Borrower; and (ii) the Agent shall have received the Term Loan Note conforming to the requirements hereof and executed by an Authorized Officer of each Borrower.

               (b) Opinions. The Agent shall have received the opinion of legal counsel to the Borrowers and Niagara, dated the date of this Agreement and addressed to the Banks, in form and substance satisfactory to the Agent. Such opinion shall address, without limitation, such matters incident to the transactions contemplated by this Agreement, the Revolving Credit Note, the Term Loan Note, the Collateral Documents, the Acquisition Agreement, the Acquisition, and the Subordinated Debt Offering as the Agent shall reasonably require.

               (c) Security Agreements. (i) Each Borrower shall have executed and delivered to the Agent a Security Agreement in form and content acceptable to the Agent, granting to the Agent a Lien in all of such Borrower's equipment, inventory, fixtures, accounts, chattel paper, general intangibles, documents, and instruments, whether now owned or hereafter acquired, including, without limitation, pursuant to the Acquisition Agreement, wherever located, and any and all products and proceeds thereof, and shall secure the payment of any and all indebtedness and liabilities, whether now existing or hereafter incurred, of such Borrower to the Agent; and the Agent shall have received (y) appropriate financing statements to perfect each such Lien, which Lien shall be superior in priority to all other Liens, other than
     (I) Liens described in Schedule 3.9, and (II) Liens arising after the date of this Agreement having priority over the Liens of the Agent by operation of applicable law, and (z) certificate(s) evidencing all of the issued and outstanding capital stock of LaSalle, together with duly endorsed stock power(s);

                    (ii) Each Borrower shall have executed and delivered to the Agent a Collateral Assignment of Patents and Trademarks in form and substance acceptable to the Agent (the "Patent Assignment Agreements");

                    (iii) Niagara shall have executed and delivered to the Agent a pledge security agreement (the "Niagara Pledge Agreement") granting a Lien on and a pledge of all the issued and outstanding shares of capital stock of NCDC to the Agent to secure the payment and performance by Niagara of its obligations under the Niagara Guaranty, and Niagara shall have delivered to the Agent certificates evidencing all of the issued and outstanding shares of capital stock of NCDC, together with appropriate stock powers duly endorsed in blank; and

                    (iv) NCDC shall have executed and delivered to the Agent a pledge security agreement (the "NCDC Pledge Agreement") granting a Lien on and a pledge of all the issued and outstanding shares of capital stock of LaSalle to the Agent to secure the payment and performance by the Borrowers of their obligations under the Loan Documents, and NCDC shall have delivered to the Agent certificates evidencing all of the issued and outstanding shares of capital stock of LaSalle, together with appropriate stock powers duly endorsed in blank.

               (d) Mortgages. Each Borrower shall have executed and delivered to the Agent a mortgage, deed of trust or other applicable document in form and content acceptable to the Agent, in its sole discretion, to grant to the Agent a Lien on the real property ("Mortgage") of Borrowers described in Schedule 4.1 hereof, and the Agent shall have received such other documentation to perfect each Mortgage, and each such Mortgage shall be superior in priority to all other Liens. Each Mortgage shall be supported by a survey acceptable to the Agent and issued by a licensed surveyor, and by a mortgagee title insurance policy issued by a licensed title insurance company acceptable to the Agent, and such policy shall be in form and content satisfactory to the Agent, insuring the Mortgage to be a valid Lien superior to all other Liens and encumbrances on the respective real property, subject only to such exceptions acceptable to the Agent. In connection with each Mortgage the Borrowers shall be required to execute and deliver to the Agent an Assignment of Leases and Rents relating to the subject real property, in form and content acceptable to the Agent.

               (e) Environmental. Each Borrower shall have executed and delivered to the Agent an Environmental Indemnification
     Agreement ("Environmental Indemnification Agreement") in form and content acceptable to the Agent.

               (f) Niagara Guaranty. Niagara shall have executed and delivered to the Agent an Unconditional and Continuing Guaranty agreement (the "Niagara Guaranty") in form and content acceptable to Agent, guaranteeing to the Agent the payment when due of all Indebtedness and Liabilities of each of the Borrowers to the Agent and the Banks arising under any of the Loan Documents.

               (g) Corporate Documents. The Agent shall have received a copy (in form and substance satisfactory to the Agent) certified by the Secretary or an Assistant Secretary of each Borrower of the resolutions of the Board of Directors of such Borrower authorizing the execution, delivery and performance of this Agreement, the Revolving Credit Note, the Term Loan Note, the Acquisition Agreement, the Subordinated Debt Offering and the Collateral Documents. The Agent shall have received a copy (in form and substance satisfactory to the Agent) certified by the Secretary or Assistant Secretary of Niagara of the resolutions of the Board of Directors of Niagara, authorizing the execution and delivery of the Niagara Guaranty and of the Niagara Pledge Agreement.

               (h) Certificate of Incumbency. The Agent shall have received a certificate (in form and substance satisfactory to the Agent) of the Secretary or an Assistant Secretary of each Borrower and of Niagara as to the incumbency and signature of the officers of each of the Borrowers and Niagara, respectively, authorized to sign the applicable Loan Documents to be executed by such Person, and any certificate or other document to be delivered pursuant to or in connection therewith.

               (i) Termination of Liens. Except as permitted under Subsection 6.2, all holders of existing Liens in assets of either of Borrowers, shall have executed and delivered to the Agent UCC-3 Termination Statements in form and content acceptable to the Agent or shall have otherwise taken action required by the Agent, to terminate such Liens.

               (j) Termination of Indebtedness. The Borrowers shall have repaid in full the amount of any Indebtedness to the Buffalo and Erie County Regional Development Corporation and to the
     Buffalo Enterprise Development Corporation.

               (k) Acquisition Agreement. NCDC shall have acquired all the issued and outstanding capital stock of LaSalle pursuant to the terms of the Acquisition Agreement.

               (l) Subordinated Debt Offering. The Agent shall have received true, correct and complete copies of the Offering Memorandum and all documents executed and delivered in connection with the Subordinated Debt Offering and evidence satisfactory to the Agent of receipt by NCDC of cash proceeds in an amount of not less than Twenty Million Dollars ($20,000,000) less customary fees and expenses associated therewith, resulting from the Subordinated Debt Offering.

               (m) Certificate of Insurance. The Agent shall have received certificates of insurance and insurance policies, in form and content acceptable to the Agent, evidencing the insurance required to be carried by the Borrowers pursuant to Subsection 5.10 hereof with endorsements, satisfactory to the Agent, designating the Agent as an additional insured, a loss payee and mortgagee and further designating that each such insurance policy contains a notice of cancellation provision satisfactory to the Agent.

               (n) Payment of Fees. On or before closing hereof, M&T shall have received the full amount of all fees described in the Commitment Fee Letter dated March 18, 1997 among the Agent, NCDC and Niagara.

               (o) General Assurances. All other documents and legal matters in connection with the transactions contemplated by this Agreement, the other Loan Documents, the Acquisition and the Subordinated Debt Offering shall be satisfactory in form and substance to the Agent. The Borrowers shall have delivered such further documents to the Agent and taken such further action respecting this Agreement and the other Loan Documents as the Agent shall reasonably request.

          4.2 Conditions to Subsequent Extension of Credit. The obligation of the Banks to make each Revolving Credit Loan is subject to the satisfaction prior to or concurrently therewith of the following conditions precedent:

               (a) Subject to any modifications subsequently disclosed by either Borrower in writing to the Agent, the representations and warranties made by the Borrowers herein shall be true and correct in all material respects on and as of the Borrowing Date for each of the Revolving Credit Loans as if made on and as of such date (unless such representation and warranty expressly provides that it is made as of a specific date), and the representations and warranties made by the Borrowers which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith are true and correct in all material respects on and as of the date made.

               (b) The receipt by the Agent of a Borrowing Base Certificate certifying as to the amount of the Borrowing Base as of the proposed Borrowing Date of such Revolving Credit Loan together with such other information as Agent may reasonably request.

               (c) No Default or Event of Default shall have occurred and be continuing on such proposed Borrowing Date or after giving effect to the Revolving Credit Loan to be made on such Borrowing Date.

               (d) Guaranties. Each Borrower shall have furnished to Agent the written unlimited continuing guaranties of each Subsidiary of a Borrower which may be established after the date of this Agreement, guarantying payment of any and all Indebtedness of each Borrower and each other Subsidiary, and of the Borrowers and their Subsidiaries collectively, to Agent.

     Each borrowing by a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of each such borrowing that the conditions in this Subsection have been satisfied.

                      SECTION 5  AFFIRMATIVE COVENANTS

          The Borrowers hereby agree that, so long as any Revolving Credit Loan or the Term Loan remains outstanding and unpaid or any other amount is owing to the Agent or any Bank hereunder or under any Loan Document, the Borrowers shall, and shall cause each of their Subsidiaries, to do the following:

          5.1 Financial Statements. Furnish or cause to be furnished to the Agent:

               (a) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of Niagara and the Borrowers, a copy of the audited Consolidated financial statements of Niagara, the Borrowers and Borrowers' Subsidiaries, at and as of the end of such Fiscal Year, certified without qualification or exception by the Independent Public Accountants; and

               (b) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrowers, a copy of the audited Consolidated financial statements of the Borrowers and Borrowers' Subsidiaries at and as of the end of such Fiscal Year, certified without qualification or exception by the Independent Public Accountants; and

               (c) as soon as available, but in any event within fifty (50) days after the end of each calendar quarter, a copy of Form 10-Q (with all attachments) filed by Niagara with the Securities and Exchange Commission with respect to such calendar quarter; and

               (d) as soon as available, but in any event not later than thirty (30) days after the end of each calendar month, a copy of the unaudited Consolidating balance sheet of the Borrowers and their Subsidiaries as of the end of such calendar month and the related Consolidating unaudited statements of income and retained earnings and cash flow for the period beginning with the first day of the Borrowers' current Fiscal Year and ending on the last day of such calendar month, setting forth in each case in comparative form the figures for the same period in the previous Fiscal Year; and

               (e) as soon as available, but in any event not later than sixty (60) days after the date of this Agreement, the audited financial statements of LaSalle at and as of the end of the five (5) month period commencing November 1, 1996 and ending on March 31, 1997; and

               (f) as soon as available, but in any event not later than sixty (60) days after the date of this Agreement, a Consolidating pro forma balance sheet of the Borrowers dated as of the closing date of this Agreement which reflects (i) cash proceeds from the Subordinated Debt Offering, and (ii) the assets and liabilities of the Borrowers after the closing of the Acquisition pursuant to the Acquisition Agreement.

          All such financial statements shall be true, complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP, including principles of consolidation, applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein and that the monthly financial statements shall be prepared without footnotes in accordance with GAAP).

          5.2  Certificates; Other Information.  Furnish to the Agent:

               (a) upon the request of the Agent, concurrently with the delivery of any of the financial statements referred to in Subsections 5.1(a) and 5.1(b), a certificate of the Independent Public Accountants certifying such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

               (b) concurrently with the delivery of the financial statements referred to in Subsections 5.1(a) and 5.1(b), a certificate of an Authorized Officer of each Borrower (i) stating that, to the best of his or her knowledge, such Borrower and such Borrower's Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement, the Revolving Credit Note, Term Loan Note and all other Loan Documents to be observed, performed or satisfied by it, and that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and
     (ii) showing in detail the calculations supporting such statement in respect of the financial covenants contained in Subsection 6.3 of this Agreement.

               (c) as soon as available, but in any event not later than thirty (30) days after the end of each calendar month, a Borrowing Base Certificate as of the end of such month, together with a certificate of an Authorized Officer of each Borrower containing a current accounts receivable aging of each Borrower and its Subsidiaries and a monthly inventory report showing categories and costs of inventory of each Borrower and its Subsidiaries, and such other information as Agent may reasonably request.

               (d) within sixty (60) days after the end of each Fiscal Year of the Borrowers, a copy of the projections by each Borrower's management of the operating budget and cash flow of such Borrower and its Subsidiaries for the then current Fiscal Year, such projections to be accompanied by a certificate of an Authorized Officer of such Borrower to the effect that such projections have been prepared on the basis of reasonable assumptions and that such Authorized Officer on the date he or she renders such certificate has no reason to believe that such assumptions are unreasonable or misleading in any material respect.

               (e) Promptly upon their becoming available, one copy of (i) each financial statement, report (including, without limitation, Niagara's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934, as amended), notice or proxy statement sent by Niagara to public securities holders generally, and (ii) each regular or periodic report, each registration statement and each prospectus and all amendments thereto filed by Niagara with the Securities and Exchange Commission or any successor thereto and of all press releases and other statements made available generally by Niagara to the public concerning developments that are material.

          5.3 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by each Borrower, and preserve, renew and keep in full force and effect each Borrower's corporate existence and take all reasonable action to maintain all rights, privileges, Licenses, and franchises necessary or desirable in the normal conduct of each Borrower's business.

          5.4 Compliance. Other than with respect to the environmental matters as disclosed in the Metcalf and Eddy Reports or in Schedule 3.14, (a) at all times conduct its and each of its Subsidiaries' business and operations, and own and use its and each of its Subsidiaries' assets, in compliance in all material respects with each Requirement of Law, (b) at all times, obtain, make, give or do, and maintain in full force and effect, each authorization, approval, permit, consent, franchise and license from, each registration and filing with each declaration, report and notice to, and each other act by or relating to, any Person necessary for the conduct of its and each of its Subsidiaries' business or operations or the ownership or use of any of its assets, (c) at all times remain in compliance in all material respects with each such authorization, approval, permit, consent, franchise and license, with its and each of its Subsidiaries', respectively, certificate of incorporation, by-laws or other organizational document, and with each contract with respect to it and each of Subsidiaries, respectively, and
     (d) immediately upon acquiring knowledge of any claim by any Person that such Borrower or Subsidiary has not met any of the requirements specified in clauses (a) through (c) of this Subsection 5.4, provide to the Bank a certificate executed by an Authorized Officer of such Borrower and specifying the nature of such event and what action such Borrower or Subsidiary has taken, is taking or proposes to take with respect thereto. With respect to the environmental matters as disclosed in the Metcalf and Eddy Reports or in Schedule 3.14, the Borrowers shall address such matters to the reasonable satisfaction of the Agent.

          5.5 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to each Borrower's and Subsidiary's business and activities; and permit representatives of the Agent and/or the Banks, at any reasonable time and as often as may reasonably be desired, to (a) visit and inspect any of the Borrowers' or Subsidiaries' properties, (b) examine and make abstracts from any of the Borrowers' books and records, including, without limitation an annual field examination conducted by representatives of the Agent and/or the Banks, and (c) to discuss the business, operations, properties and financial and other condition of the Borrowers with officers and employees of the Borrowers and with the Independent Public Accountants.

          5.6 Notices. Give notice to the Agent of each of the following promptly after a Borrower knows or reasonably should know thereof:

               (a) the occurrence of any Default or Event of Default, or the occurrence of any default or event of default under the terms of the Subordinated Debt Agreement or any Subordinated Debt Note;

               (b) any (i) default or event of default under any Indebtedness, Contractual Obligation or License of a Borrower or any of its Subsidiaries which would reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of a Borrower or such Subsidiary, or (ii) litigation, investigation or proceeding which may exist at any time between a Borrower or any of its Subsidiaries and any Person or any Governmental Authority involving a claim against a Borrower or such Subsidiary in an amount in excess of Three Hundred Thousand Dollars ($300,000), or, which, if adversely determined, would reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of a Borrower or such Subsidiary;

               (c) the following events, as soon as possible and in any event within thirty (30) days after a Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or a Borrower to terminate or withdraw from any Plan, and in addition to such notice, deliver to the Agent whichever of the following may be applicable: (A) a certificate of the chief financial officer of such Borrower setting forth details as to such Reportable Event and the action that such Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

               (d) any proposed withdrawal by a Borrower from any Multiemployer Plan;

               (e) any materially adverse change in the business, operations, property or financial or other condition of a Borrower;

               (f) any material notice, notice of noncompliance, or notice of default or event of default, delivered to, or received from, any holder of a 12.5% Subordinated Note or delivered or received in connection with the Subordinated Debt Agreement;

               (g) any representation or warranty contained in this Agreement or any Loan Document which was or has proven to be incorrect in any material respect on or as of the date made or deemed made.

     Each notice pursuant to this Subsection shall be accompanied by a statement of an Authorized Officer of the Borrower providing such notice, setting forth details of the occurrence referred to therein and stating what action such Borrower proposes to take with respect thereto.

          5.7 Motor Vehicle Titles. Upon request of the Agent, make available all title certificates for motor vehicles owned by the Borrowers and their Subsidiaries and cooperate with the Agent in recording notice of the Lien of the Agent granted pursuant to the Security Agreements.

          5.8 Corporate Standing. Maintain each Borrower's and each Subsidiary's existence in good standing, and remain or become duly licensed or qualified and authorized or in good standing in each jurisdiction in which the failure so to qualify and remain authorized or in good standing could materially and adversely affect the ability of such Borrower or Subsidiary to own or lease and operate its property or to conduct its business.

          5.9  Discharge of Indebtedness and Obligations; Leases.

               (a) Cause to be paid and discharged all Indebtedness and obligations when due and all lawful Taxes, assessments and governmental charges or levies imposed upon a Borrower, or any Subsidiary of a Borrower, or upon any property, real, personal or mixed, belonging to a Borrower or such Subsidiary or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies, which if unpaid become a lien or charge upon the property or any part of it; and

               (b) Cause to be paid and discharged all amounts due and owing under operating leases, equipment leases and other leases of real and personal property, other than any operating leases, equipment leases or such other leases the nonpayment of such amounts which, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, property or other financial condition of any Borrower or Subsidiary.

     Notwithstanding the previous Subsections 5.9(a) and 5.9(b), no Borrower or Subsidiary shall be required to cause to be paid and discharged any obligation, tax, assessment, charge, levy or claim so long as its validity is contested in the normal course of business and in good faith by appropriate and timely proceedings, and such Borrower or Subsidiary, respectively, sets aside on its books adequate reserves with respect to each tax, obligation, assessment, charge, levy or claim so contested.

          5.10 Maintenance of Properties; Insurance. (a) Keep and maintain all property useful and necessary in each of the Borrowers' and their respective Subsidiaries' businesses in good repair, working order and condition (other than ordinary wear and tear) so that the business carried on by such Borrower or Subsidiary may be properly conducted; (b) keep all of each Borrower's and each Subsidiary's property so insurable insured at all times with responsible insurance carriers satisfactory to the Agent against fire, theft and other risks in coverage, form and amount satisfactory to the Agent; (c) keep adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker's compensation laws;
     (d) promptly deliver to the Agent certificates of insurance or any of those insurance policies required to be carried pursuant hereto, with appropriate endorsements designating the Agent as a named insured, loss payee and mortgagee, as reasonably requested by the Agent; and (e) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to the Agent.

          5.11 Fair Labor Standards Act. Comply in all material respects with the provisions of the Fair Labor Standards Act of 1938, as amended.

          5.12 Changes in Management, Ownership and Control. Immediately upon any change in the employment status, duties or responsibilities of Michael J. Scharf, Raymond Rozanski or Frank Archer with respect to their employment with Niagara and/or either of the Borrowers, as applicable, the Borrowers shall provide to the Agent a certificate executed by an Authorized Officer of such Borrower specifying such changes.

          5.13 Guarantees By Subsidiaries. If a Borrower forms a Subsidiary with the Agent's prior written consent in accordance with the provisions of Subsection 6.13, cause such Subsidiary to execute and deliver to the Agent, within thirty (30) days of its organization, a Guaranty Agreement, a General Security Agreement, and such other agreements, documents and instruments as the Agent may reasonably request in connection with such Guaranty and Security Agreement, in form and content acceptable to the Agent.

          5.14 Use of Proceeds. The Borrowers represent to and covenant with the Banks that the proceeds of the Term Loan and the Revolving Credit Loan will be used to (a) finance the Acquisition (including the payment of fees and expenses of Borrowers with respect thereto), and (b) repay in full all existing Indebtedness of NCDC to M&T arising under the 1996 Credit Facilities. Additionally, the Borrowers represent and covenant that the proceeds of the Revolving Credit Loan not used pursuant to the preceding sentence shall be used to fund the general working capital purposes of the Borrowers and their Subsidiaries.

                       SECTION 6  NEGATIVE COVENANTS

          The Borrowers hereby agree that, so long as the Revolving Credit Note or the Term Loan Note remains outstanding and unpaid or any other amount is owing to the Agent or any Bank hereunder or under any other Loan Document, the Borrowers, jointly or severally, shall not directly or indirectly:

          6.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Agent except:

               (a)  Indebtedness to the Agent or the Banks;

               (b) Indebtedness of NCDC to M&T in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) in connection with the financing of the acquisition and construction of a manufacturing facility in Chattanooga, Tennessee;

               (c)  Indebtedness of NCDC arising under the 12.5%
     Subordinated Notes, or refinancings thereof if the Agent determines, in its sole discretion, that the terms and provisions of any such refinancing do not impair the rights of the Agent or any Bank under any Loan Document;

               (d)  Indebtedness (i) of one Borrower to the other
     Borrower, (ii) of a Borrower to a Subsidiary of a Borrower, (iii) of a Subsidiary of a Borrower to a Borrower, or (iv) of a Subsidiary of a Borrower to a Subsidiary of a Borrower;

               (e)  Indebtedness of the Borrowers and their
     Subsidiaries under all Capitalized Leases and payments under operating leases, equipment leases or other leases of real or personal property; provided that the aggregate amount of all payments under all such Capitalized Leases and leases in any Fiscal Year does not exceed eight hundred thousand dollars ($800,000); and

               (f)  Indebtedness described in Schedule 6.1 hereto.

          6.2 Limitation on Liens. Create, incur, assume or suffer to exist, any Lien upon any of the Collateral, whether now owned or hereafter acquired, except:

               (a) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto in accordance with GAAP are maintained on the books of the Borrower contesting such taxes;

               (b)  carriers', warehousemen's, mechanics',
     materialmen's, repairmen's or other like Liens arising in the ordinary course of business in connection with payments which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings;

               (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

               (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (e) Liens arising from judgments described under Subsection 7.1(j) that do not constitute an Event of Default;

               (f)  Liens arising under the terms and provisions
     (other than any terms or provisions relating to non-performance or default by such Borrower or Subsidiary) of any contract with a Governmental Authority (to the extent applicable);

               (g) Liens created or permitted under the terms of any of the Loan Documents;

               (h) Liens securing Indebtedness described in Subsections 6.1(b) or 6.1(e); and

               (i)  Liens described in Schedule 3.9 hereto.

          6.3  Financial Covenants.

               (a) Permit the Consolidated Net Worth of the Borrowers, as of (i) December 31, 1997 to be less than Thirteen Million Three Hundred Thousand Dollars ($13,300,000), (ii) January 31, 1998 and as of the last day of any calendar month thereafter, to be less than the sum of the following: (A) Thirteen Million Three Hundred Thousand Dollars ($13,300,000), plus (B) fifty percent (50%) of the positive Consolidated Net Income of the Borrowers from the date of this Agreement through the then concluded calendar month, plus (C) all of the cumulative net proceeds realized by Borrowers from the issuance or sale of any capital stock or other equity interests in the Borrowers from the date of this Agreement (exclusive of the net proceeds realized by NCDC from the Subordinated Debt Offering) through the then concluded calendar month; and

               (b) Permit, as of the last day of any calendar quarter, the ratio of Consolidated Current Assets to Consolidated Current Liabilities of the Borrowers to be less than 1.7 to 1.0; and

               (c) Permit, (i) as of the last day of any calendar quarter ending during the period commencing with the date of this Agreement and ending December 31, 1998, the Consolidated Interest Coverage Ratio of the Borrowers measured for the four (4) consecutive calendar quarters (or for the number of consecutive calendar quarters following the date of this Agreement to the date of such determination, if during the period commencing with the date of this Agreement and ending on the one (1) year anniversary thereof) ending on the last day of such calendar quarter to be less than 1.7 to 1, or (ii) as of the last day of any calendar quarter commencing after December 31, 1998, the Consolidated Interest Coverage Ratio of the Borrowers measured for the four (4) consecutive calendar quarters ending on the last day of such calendar quarter to be less than 2.1 to 1.

          6.4 Capital Expenditures. Make or incur any obligation to make Capital Expenditures exceeding Six Million Dollars
     ($6,000,000) in the aggregate for the Borrowers and their Subsidiaries during any Fiscal Year.

          6.5 Payment of 12.5% Subordinated Debt Notes. (a) At any time make any direct or indirect payment or distribution (whether in cash, securities or other property) with respect to the 12.5% Subordinated Notes in the event, and during the period, that any such payments are prohibited to be made to the holders of the 12.5% Subordinated Notes pursuant to Section 11.3 of the Subordinated Debt Agreement; and (b) at any time make any payment of principal of, interest on, or premium or fees with respect to, any 12.5% Subordinated Note prior to the scheduled payment date for such payment under the terms of the Subordinated Debt Agreement or any 12.5% Subordinated Note, whether by prepayment, acceleration or otherwise; provided, however, that notwithstanding the provisions of this Subsection 6.5(b), (i) the Borrowers may make all payments to the holders of the 12.5% Subordinated Notes pursuant to Section 4.4 of the Subordinated Debt Agreement, and (ii) subject to the rights of the Agent and the Banks pursuant to the provisions of Subsection 7.2(a), make payments to the holders of the 12.5% Subordinated Notes pursuant to Section 4.6 of the Subordinated Debt Agreement.

          6.6 Amendment or Modification of Subordinated Debt. Permit the Subordinated Debt Agreement, or the 12.5% Subordinated Notes, to be amended, modified or altered in any respect without the prior written consent of the Majority Banks.

          6.7 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations, except (a) existing Contingent Obligations as set forth on Schedule 6.7 hereto, (b) any renewal or refinancing thereof provided the aggregate monetary liability of the Borrowers, either individually or in the aggregate, for any such renewed or refinanced Contingent Obligations does not exceed the applicable aggregate monetary liability for such Contingent Obligation set forth in Schedule 6.7, (c) guarantees of Indebtedness permitted under Subsection 6.1.

          6.8 Prohibition of Fundamental Changes. Make or permit to be made any material change in the character or conduct of either of Borrower's or any of their Subsidiaries' business or operations (including any merger or consolidation or amalgamation), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of either of the Borrower's or any of their Subsidiaries' business or assets or acquire by purchase or otherwise all or substantially all the business or assets of, or capital stock or other evidences of beneficial ownership of, any Person, or make any material change in either of the Borrower's or any of their Subsidiaries' present method of conducting business; provided, however, (a) a Borrower may merge or consolidate with any other Person (other than another Borrower or a Subsidiary of either of Borrowers), or acquire the assets or capital stock of any other Person (other than another Borrower or a Subsidiary of either of Borrowers) provided the Majority Banks have given their prior written consent to the terms of such merger, consolidation or acquisition and such merger, consolidation or acquisition would not otherwise result in the occurrence of a Default or Event of Default, and
     (b) without the prior written consent of the Majority Banks (i) a Borrower may merge or consolidate with or otherwise acquire the assets or capital stock of another Borrower or a Subsidiary of either of the Borrowers, and (ii) any Subsidiary of either of Borrowers may merge or consolidate with or otherwise acquire the assets or capital stock of any other Subsidiary or any parent of such Subsidiary (including a Borrower); provided, however, that in the event of any such merger, consolidation, acquisition or other reorganization described in clauses (b)(i) or (ii) immediately above a Borrower is the surviving entity of such merger, consolidation, acquisition or reorganization.

          6.9 Prohibition on Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of such Borrower's assets, excluding (a) obsolete, worn out or surplus property, (b) equipment replaced in the ordinary course of business, and (c) inventory disposed of in the ordinary course of business.

          6.10 Loans, Advances and Investments. Make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of, any stock, bonds, notes, debentures or other securities of, or make any other investment in (by way of transfers of property, acquisitions of evidences of indebtedness or otherwise), any Person (all such transactions being herein called "Investments"), except:

               (a) advance payments or deposits against purchases made in the ordinary course of a Borrower's business;

               (b) (i) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition, (ii) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Services, Inc., (iii) time deposits and certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by a Bank or any commercial bank having capital and surplus in excess of Two Hundred Fifty Million Dollars ($250,000,000), and (iv) repurchase obligations within a term of not more than thirty (30) days for underlying securities of the types described in clauses (i), (ii) and (iii), above and entered into with any commercial bank meeting the qualifications specified in clause (iii) above;

               (c)  existing Investments as set forth in Schedule
     6.10;

               (d) advances to employees which do not exceed at any time, in the aggregate, three hundred fifty thousand dollars
     ($350,000);

               (e) advances by a Borrower or a Subsidiary of a Borrower to another Borrower or Subsidiary;

               (f) trade receivables owing to the Borrowers or their Subsidiaries or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

               (g) investments received or arising in connection with the bankruptcy or reorganization of any supplier or customer of a Borrower or any Subsidiary in settlement of any obligations to a Borrower or Subsidiary.

          6.11 Compliance with ERISA. (a) Terminate any Plan so as to result in any material liability to PBGC, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) involving any Plan which would result in a material liability for an excise tax or civil penalty in connection therewith, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to PBGC by reason of termination of any such Plan.

          6.12 Dividends. Declare or pay, or permit any of the Subsidiaries of the Borrowers to declare or pay, Dividends to any Person that is not a Borrower or a Subsidiary of a Borrower; provided, however, that nothing in this Subsection 6.12 shall be deemed to prohibit the Borrowers and their Subsidiaries from making any payment (in the form of a Dividend or otherwise) in respect of operating charges or management fees assessed by Niagara to the extent the aggregate amount of all such payments for operating charges and/or management fees does not exceed, in any Fiscal Year, One Million Three Hundred Fifty Thousand Dollars ($1,350,000).

          6.13 Subsidiaries and Affiliates. Without the prior written consent of the Agent (a) organize, cause to organize, or acquire any Subsidiary, or (b) organize, cause to organize, acquire or invest in any Affiliate.

          6.14 Affiliate Transactions. Directly or indirectly, or permit a Subsidiary to directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate (other than wholly owned Subsidiaries consented to by the Agent pursuant to Section 6.13), except upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arms' length transaction with a Person that is not an Affiliate.

                        SECTION 7  EVENTS OF DEFAULT

          7.1 Events of Default. The following shall be Events of Default under this Agreement:

               (a) Nonpayment. A Borrower shall fail to pay any principal of, or interest on, the Revolving Credit Note or the Term Loan Note within ten (10) days of any applicable due date in accordance with the terms thereof; or shall fail to pay, within twenty (20) days after written notice thereof from the Agent, any other amount payable hereunder in accordance with the terms hereof or with the terms of any Loan Document; or

               (b) Representations. Any representation or warranty made or deemed made by the Borrowers (individually or collectively) herein, or in any Loan Document, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Loan Documents shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

               (c) Negative Covenants. A Borrower or any of their Subsidiaries shall default in the observance or performance of any covenant or agreement contained in Section 6 of this Agreement; or

               (d) Other Covenants. A Borrower or any Subsidiary of a Borrower shall default in the observance or performance of any covenant or agreement contained in this Agreement or in any Loan Document (and not constituting an Event of Default under any of the other provisions of this Section 7) and shall fail to fully cure such default within twenty (20) days after written notice thereof from the Agent; or

               (e) Other Indebtedness. A Borrower, Guarantor, or Subsidiary of a Borrower or Guarantor, shall (i) default in the payment of principal of or interest on any Indebtedness in excess of Three Hundred Thousand Dollars ($300,000) (other than with respect to the Revolving Credit Note or the Term Loan Note) or on any Contingent Obligations relating to such Indebtedness (such Indebtedness and Contingent Obligations being herein called the "Obligations") beyond the period of grace, if any, provided in the instrument or agreement under which the Obligations were created; or (ii) default beyond any applicable period of grace, in the observance or performance of any other agreement contained in any such Obligation, or in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or permit the holder or holders of such Obligation (or a trustee or agent on behalf of such holder or holders) to cause, such Obligation to become due prior to its stated maturity; provided, however, such default described in clause (i) or (ii) above shall not constitute an Event of Default so long as the Borrower, Guarantor or Subsidiary subject to such Obligation, in good faith, is contesting the collection or enforcement of such Obligation by appropriate legal proceedings diligently pursued; or

               (f) Change in Control. The occurrence of a Change in Control; or

               (g) Change in Management. Michael J. Scharf shall cease to be designated as Chief Executive Officer, or act as or perform the duties of the Chief Executive Officer, of Niagara; or

               (h) Insolvency Proceedings. (i) A Borrower, Guarantor, or any Subsidiary of a Borrower or Guarantor, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for such Borrower, Guarantor or Subsidiary, or for all or any substantial part of its assets, or (ii) a Borrower, Guarantor, or Subsidiary of a Borrower or Guarantor, shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against a Borrower, Guarantor, or any Subsidiary of a Borrower or Guarantor, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or
     (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iv) there shall be commenced against a Borrower, Guarantor, or any Subsidiary of a Borrower or Guarantor, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of such Borrower's, Guarantor's or Subsidiary's assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (v) a Borrower, Guarantor, or any Subsidiary of a Borrower or Guarantor, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii),
     (iii) (iv) or (v) above; or (vi) a Borrower, Guarantor, or any Subsidiary of a Borrower or Guarantor, shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

               (i) Pension Default. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten
     (10) days after commencement thereof, as the case may be, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or
     (v) any other event or condition shall occur or exist which, together with all other events or conditions in clauses (i) through (iv) above, if any, would subject the Borrower to any tax, penalty or other liabilities under ERISA in the aggregate material in relation to the business, operations, property or financial or other condition of the Borrower taken as a whole.

               (j) Judgments. One or more judgments or decrees shall be entered against a Borrower or Subsidiary involving in the aggregate, at any one time, a liability (not paid or fully covered by insurance) of Three Hundred Thousand Dollars ($300,000) or more and all such judgments or decrees shall not have been vacated, discharged, or stayed pending appeal within sixty (60) days from the entry thereof; or

               (k) Notes; Collateral Documents. (i) Any of the Notes or the Collateral Documents shall cease to be in full force and effect at any time, or (ii) the occurrence of any default or event of default under any of the Collateral Documents, or (iii) a breach of any term, condition or provision of any of the Collateral Documents (A) beyond any applicable period of grace contained in such Collateral Document, or (B) if no such period of grace exists, beyond twenty (20) days after written notice thereof from the Agent.

          7.2  Effect of Event of Default.

               (a) Upon the occurrence and during the continuance, of any Event of Default specified in Subsection 7.1, the Agent shall at the request of, or may with the consent of, the Majority Banks, (i) declare all obligations of the Banks under this Agreement to be immediately terminated, and (ii) declare all Indebtedness evidenced by the Revolving Credit Note, the Term Loan Note and any other Indebtedness of the Borrowers, or any Subsidiary of the Borrowers, to the Agent or the Banks under this Agreement or any Loan Document, to be immediately due and payable, whereupon the Revolving Credit Note, the Term Loan Note and all such Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest and all benefits of valuation and appraisement laws, or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that if any Event of Default specified in Subsection 7.1(h) shall occur, all Indebtedness evidenced by the Revolving Credit Note, the Term Loan Note and any other Indebtedness of the Borrowers, or any Subsidiary or Affiliate of the Borrowers, to the Agent or the Banks under this Agreement or any Loan Document shall thereupon become due and payable concurrently therewith, and the Banks' obligations to lend shall immediately terminate, without any further action by the Agent or any Bank and without presentment, demand, protest and all benefits of valuation and appraisement laws or other notice of any kind, all of which are hereby expressly waived by the Borrowers.

               (b) In addition to (and not in substitution for or limitation of) the remedies available to the Agent and the Banks described in Subsection 7.2(a), in the event that the Borrowers fail to achieve the applicable Consolidated Interest Coverage Ratio as of any measurement date therefor as described in Subsection 6.3(c), and fail to achieve the applicable Consolidated Interest Coverage Ratio as of the next succeeding measurement date therefor as described in Subsection 6.3(c), the Agent may cause any or all of the LIBOR Rate Loans then outstanding to be immediately converted to Loans bearing interest at the Adjusted Prime Rate applicable to each such Loan. If the Agent converts any LIBOR Rate Loan to a Loan bearing interest at the Adjusted Prime Rate pursuant to this Subsection 7.2(b) prior to the end of the LIBOR Rate Period for such Loan, the Borrowers shall, upon not less than ten (10) days prior written notice after the end of the LIBOR Rate Period applicable to such Loan prior to its conversion, pay to the Agent an amount equal to the excess of (i) the interest which would have otherwise been payable on the outstanding and unpaid principal amount of such Loan during the remaining term of the LIBOR Rate Period, less
     (ii) interest on the amount prepaid for such term computed at an interest rate equal to the yield-to-maturity which could be obtained on United States Treasury Obligations, purchased in the market at the time of prepayment, having a remaining term and coupon rate comparable to the remaining term of the LIBOR Rate Period, and comparable to the applicable interest rate, as determined by Agent in good faith, and certified to the Borrower, such certificate to be conclusive, absent manifest error. In no event shall the amount determined by subtracting the amount described in clause (ii), above, from the amount described in clause (i), above, result in a negative number.

               (c) Upon the occurrence and during the continuance of any other Event of Default, the Agent may, by notice of default to the Borrowers, declare all amounts owing under or evidenced by this Agreement, the Revolving Credit Note, the Term Loan Note, or any Loan Document to be due and payable forthwith, whereupon the same shall immediately become due and payable. Further, upon the occurrence of an Event of Default, the Borrowers agree to furnish promptly to the Agent on behalf of the Banks such security as the Majority Banks may reasonably request and to execute such agreements or documents deemed reasonably necessary by Agent and the Banks to accomplish same. Any acceleration of payment pursuant to this Subsection 7.2 shall be without presentment, demand, protest and all benefits of valuation and appraisement laws or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Credit Note, the Term Loan Note or any Loan Document to the contrary notwithstanding. The Borrowers agree that the foregoing rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Agent and the Banks may or would otherwise have at law or by any instrument evidencing terms of deposit of any funds or by an assignment or transfer of collateral or by any other instrument signed or assented to by the Borrowers (individually or collectively).

          7.3 Right of Set Off. In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon the occurrence of any Event of Default, to set-off and apply against any Indebtedness, whether matured or unmatured, of the Borrowers under this Agreement, the Revolving Credit Note or the Term Loan Note, any amount owing from such Bank to the Borrowers, at or any time after, the happening of such Event of Default.

                            SECTION 8  THE AGENT

          8.1 Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Revolving Credit Note or the Term Loan Note), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of the Revolving Credit Note and the Term Loan Note; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

          8.2 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of the Revolving Credit Note or the Term Loan Note as a holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) consult with legal counsel (including counsel for the Borrowers, independent public accountants, and other experts selected by it) and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect to this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and to be signed by the proper party or parties.

          8.3 Rights of Agent as a Bank. With respect to its Proportionate Revolving Credit Commitment, its Proportionate Term Loan Commitment, the Revolving Credit Loans and any portion of the Term Loan made by it, and the Revolving Credit Note and Term Loan Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its capacity as a Bank. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrowers and any person who may do business with or own securities of the Borrowers, all as if the Agent were not the Agent without any duty to account therefor to the Banks.

          8.4 Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. The Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrowers which may come into the possession of the Agent or any of its Affiliates.

          8.5 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrowers) ratably according to the respective amounts of their Proportionate Revolving Credit Loan Commitments and Proportionate Term Loan Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way related to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration or enforcement of, or legal advice in respect of rights or responsibilities under this Agreement.

          8.6 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the Agent may, on behalf of the Banks appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed thereto and become vested with all the rights, powers, privileges, and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          8.7 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Revolving Credit Loans or the Term Loan in excess of its pro rata share of such payments shared by all Banks, such Bank shall forthwith purchase from the other Banks such participation in the Revolving Credit Loans or the portion of the Term Loan made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, if all or any portion of such excess payment is hereafter recovered from such purchasing Bank, such purchase from the other Banks shall be rescinded and each other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required prepayment, to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount recovered. The Borrowers agree that any Bank purchasing a participation from another Bank pursuant to this Subsection 8.7 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrowers in the amount of such participation.


                          SECTION 9  MISCELLANEOUS

          9.1 Increased Costs/Capital Adequacy. Subject to the provisions of Subsection 2.9, in the event that at any time or from time to time any Requirement of Law, or any interpretation or application thereof, or compliance by a Bank with any request or directive (whether or not having the force of law) from any central bank or monetary authority or other governmental authority:

               (a) does or shall subject such Bank to any Tax of any kind whatsoever, or increase in the amount thereof, with respect to this Agreement, the Revolving Credit Note or the Term Loan Note, or change the basis of taxation of payments to such Bank of principal, interest or any other amount payable hereunder, under the Revolving Credit Note or the Term Loan Note (except for changes in the rate of tax on the overall net income of such
     Bank); or

               (b) does or shall impose, modify or hold applicable or change any reserve (including, without limitation, basic, supplemental, marginal and emergency reserves), special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds or capital adequacy or maintenance requirement by such Bank; or

               (c) does or shall impose on such Bank any other material condition or change;

     and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any of the Loans or to reduce any amount receivable thereunder, then, in any such case, the Borrowers shall promptly pay the Agent, upon its demand, such additional amount which will compensate such Bank for such additional cost or reduced amount receivable. A certificate showing in reasonable detail any additional amounts determined by the Agent to be payable pursuant to this Subsection shall be submitted by the Agent to the Borrowers and, absent manifest error, shall be conclusive and binding on the parties hereto.

               In the event any Borrower makes any payment to a Bank pursuant to this Subsection, the Borrowers may replace such Bank (a "Replaced Bank") by designating another commercial bank which is an Eligible Assignee and reasonably acceptable to the Agent (such bank to be referred to as a "Replacement Bank") to which such Replaced Bank shall assign, in accordance with Subsection
     9.2 and without recourse or warranty by, or expense to, such Replaced Bank, the rights and obligations or such Replaced Bank hereunder (except for such rights as survive the repayment of the Loans), and, upon such assignment, such Replaced Bank shall no longer be a party hereto or ave any rights hereunder and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Replaced Bank hereunder. Any such assignment shall be accompanied by payment of amounts that would be payable to the Agent hereunder if such assignment were a prepayment of all outstanding Loans of the Replaced Bank.

          9.2  Assignments, Participation, etc.

               (a) Any Bank may, with the written consent of the Borrowers and the Agent, which consent shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrowers or the Agent shall be required in connection with any assignment and delegation by a Bank to an Affiliate of such Bank, unless the Borrowers would otherwise be required to make any payment or payments pursuant to Subsections 2.9 or 9.1 hereof after the date of any such assignment which payment or payments the Borrowers would not have been required to make but for such assignment, in which case such assignment may not be made without the prior written consent of the Borrowers, which consent shall not be unreasonably withheld or delayed) (each an "Assignee") all, or any ratable part of all, of the Loans, its Proportionate Revolving Credit Commitment and/or Proportionate Term Loan Commitment (collectively such Bank's "Proportionate Commitments") and the other rights and obligations of such Bank hereunder; provided, however, that any such assignment shall be in a minimum amount equal to the lesser of Five Million Dollars ($5,000,000) or the full amount of the assignor Bank's Proportionate Commitments; and provided, further, that the Borrowers may withhold consent to any such assignment and delegation of less than all of a Bank's Proportionate Commitments if, after giving effect to such assignment and delegation, the assignor Bank's Proportionate Commitments would be less than Ten Million Dollars ($10,000,000), and provided, still further, that the Borrowers, any Subsidiary thereof and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment in form and substance satisfactory to the Borrowers and the Agent, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Borrowers and the Agent an Assignment and Acceptance in form and content acceptable to Agent and Borrowers ("Assignment and Acceptance"); and (iii) such Bank or its Assignee shall have paid a processing fee of Three Thousand Five Hundred Dollars ($3,500) to the Agent; and provided, further, that any assignment hereunder must include an equal percentage of the assignor Bank's Proportionate Revolving Credit Commitment and Revolving Credit Loans. At the time of each assignment pursuant to this Section
     9.2 to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States Federal income tax purposes, the respective Assignee shall provide to the Borrowers and Agent the appropriate IRS forms (and, if applicable, a Section 2.9(c)(ii) Certificate) described in Section 2.9(c).

               (b) From and after the date that the Agent notifies the assignor Bank that the requirements of subsection 9.2(a) have been satisfied, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its additional obligations under the Loan Documents. Anything herein to the contrary notwithstanding, any Bank assigning all of its Loans, Proportionate Commitments and other rights and obligations hereunder to an Assignee shall continue to have the benefit of all indemnities hereunder following such assignment.

               (c) Immediately upon each Assignee's making its payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Proportionate Commitment arising therefrom. The Proportionate Commitment allocated to each Assignee shall reduce the Proportionate Commitments of the assignor Bank pro tanto.

               (d) Any Bank may at any time sell to one or more banks or other institutions (a "Participant") participating interests in any Loans or Proportionate Commitment of that Bank and the other interests of that Bank (the "Originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Bank's obligations under this Agreement shall remain unchanged, (ii) the Originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrowers, each Bank and the Agent shall continue to deal solely and directly with the Originating Bank in connection with the Originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, provided that such Participant shall have the right to approve any amendment, consent or waiver that would (A) postpone or delay any date fixed for any payment of principal, interest or fees due hereunder or under any other Loan Document, (B) extend the maturity of any Loan, (C) reduce the principal of, or the rate of interest specified herein on, any Loan, or (D) reduce any fees or other amounts payable hereunder or under any other Loan Document, and provided, still further, that the sale of any participating interest hereunder must include an equal percentage of the Originating Bank's Revolving Credit Commitment and Revolving Loans. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrowers hereunder shall be determined as if such Bank had not sold such participation; except that, (I) if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement, and (II) each Participant shall be deemed to have the rights and benefits under Section 2 in respect of its participating interest in any Loan or the Originating Bank's Proportionate Revolving Credit Commitment or Proportionate Term Loan Commitment to the same extent as if its participating interest were held by a Bank under this Agreement; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Section than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

               (e) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Bank may assign all or any portion of the Loans held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans made by a Borrower to or for the account of the assigning Bank in accordance with the terms of this Agreement shall satisfy such Borrower's obligations hereunder in respect to such assigned Loans to the extent of such payment. No such assignment shall release the assigning Bank from its obligations hereunder.

          9.3 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement, the Revolving Credit Note, the Term Loan Note or any other Loan Document, nor consent to any departure by a Borrower, Guarantor, or Subsidiary of a Borrower or Guarantor, therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          9.4 Notices. All notices, requests and demands required to be given hereunder, or under any other Loan Document, to or upon the respective parties hereto or thereto to be effective shall, unless otherwise expressly provided herein or in such Loan Document, be in writing or by telegraph and shall be deemed to have been duly given or made, unless otherwise expressly provided herein: (a) three (3) days after deposited in the mail (certified or registered mail return receipt requested, the failure to receive such return receipt having no effect); or (b) when received, if an express mail or courier service is used; addressed as follows or to such address or other address as may be hereafter designated in writing by the respective parties hereto and any future holder of the Revolving Credit Note or the Term Loan Note:

          NCDC:          Niagara Cold Drawn Corp.
                         667 Madison Avenue
                         11th Floor
                         New York, New York  10022
                         Attn:  President

                         and

                         Niagara Cold Drawn Corp.
                         110 Hopkins Street
                         P.O. Box 399
                         Buffalo, New York  14240
                         Attn:  President

        With a Copy to:  Milton Strom, Esq.
                         Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Avenue
                         New York, New York  10022

          LASALLE:       LaSalle Steel Company
                         c/o Niagara Cold Drawn Corp.
                         667 Madison Avenue
                         11th Floor
                         New York, New York  10022
                         Attn:  President

                         and

                         LaSalle Steel Company
                         1412 150th Street
                         Hammond, Indiana  46327
                         Attn:  President

                         and

                         LaSalle Steel Company
                         c/o Niagara Cold Drawn Corp.
                         110 Hopkins Street
                         P.O. Box 399
                         Buffalo, New York  14240
                         Attn:  President

        With a Copy to:  Milton Strom, Esq.
                         Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Avenue
                         New York, New York  10022

          M&T:           Manufacturers and Traders Trust Company
                         One Fountain Plaza
                         Buffalo, New York 14203
                         Attn:  Robert J. Kush
                                Vice President

        With a Copy to:  William E. Mathias II, Esq.
                         Lippes, Silverstein, Mathias & Wexler LLP
                         700 Guaranty Building
                         28 Church Street
                         Buffalo, New York  14202

          CIBC:          CIBC Inc.
                         425 Lexington Avenue
                         New York, New York  10017
                         Attn: Mr. Justin Sendak

          NATIONAL:      National City Bank
                         National City Center
                         1900 East Ninth Street
                         Cleveland, Ohio
                         Attn: Mr. Brian H. Bucher

          THE AGENT:     Manufacturers and Traders Trust Company
                         One Fountain Plaza
                         Buffalo, New York 14203
                         Attn:  Robert Kush
                                Vice President

        With a Copy to:  William E. Mathias II, Esq.
                         Lippes, Silverstein, Mathias & Wexler LLP
                         700 Guaranty Building
                         28 Church Street
                         Buffalo, New York  14202

          9.5 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

          9.6 Survival of Representations and Warranties. All representations and warranties made hereunder or in any Loan
     Document shall survive the execution and delivery of this Agreement, the Revolving Credit Note, the Term Loan Note and any Loan Document.

          9.7 Payment of Expenses and Taxes; Indemnity. The Borrowers agree (a) to pay or reimburse the Agent and the Banks on demand for all their out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, waiver, consent, supplement or modification to, this Agreement, the Revolving Credit Note, the Term Loan Note, and any other Loan Document, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of legal counsel to the Agent and the Banks, (b) to pay or reimburse the Agent and the Banks on demand for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Revolving Credit Note, the Term Loan Note, and any other Loan Document, including, without limitation, fees and disbursements of legal counsel to the Agent and the Banks and fees and expenses incurred in connection with annual field audits, (c) without limitation of the provision of clause
     (a) of this Subsection, to pay, indemnify, and to hold the Agent and the Banks harmless from, any and all recording and filing fees, intangibles taxes, UCC and other title or lien searches, stamp and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Revolving Credit Note, the Term Loan Note, and any other Loan Document, and
     (d) subject to the provisions of Subsection 2.9, to pay, indemnify, and hold the Agent and the Banks harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, counsel fees and disbursements in connection with any litigation, investigation, hearing or other proceeding) with respect or in any way related to the existence, execution, delivery, enforcement, performance of this Agreement, the Revolving Credit Note, the Term Loan Note and the Loan Documents (all of the foregoing, collectively, the "Indemnified Liabilities"), provided, that the Borrowers shall not have any obligation hereunder with respect to Indemnified Liabilities arising directly from the gross negligence or willful misconduct of the Agent and/or a Bank.

          9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Banks and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights under this Agreement without the prior written consent of the Agent.

          9.9 Counterparts. This Agreement may be executed by one or more the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          9.10 Governing Law. This Agreement, the Revolving Credit Note, the Term Loan Note, and the other Loan Documents, and the rights and obligations of the parties under this Agreement, the Revolving Credit Note, the Term Loan Note and the other Loan Documents shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of laws, unless expressly provided for otherwise in any such document.

          9.11 Inconsistent Provisions. The terms of this Agreement, the Revolving Credit Note, the Term Loan Note and other Loan Documents shall be cumulative except to the extent they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

          9.12 Further Assurances. The Borrowers hereby agree that they will, from time to time at their own expense, promptly execute and deliver all further instruments, and take all further action, that may be necessary or appropriate or that the Agent may reasonably request, in order to enable the Agent or the Banks to exercise and enforce their rights or the rights of the Banks under this Agreement, the Revolving Credit Note, the Term Loan Note and the Collateral Documents and otherwise to carry out the intent of this Agreement and the Collateral Documents.

          9.13 Waiver of Jury Trial. THE AGENT, THE BANKS AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE REVOLVING CREDIT NOTE, THE TERM LOAN NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, THE BANKS OR THE BORROWERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS TO ENTER INTO THIS AGREEMENT.

          9.14 Consent to Jurisdiction. THE BORROWERS, THE AGENT AND THE BANKS AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT, THE REVOLVING CREDIT NOTE, OR THE TERM LOAN NOTE OR ANY OTHER LOAN DOCUMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF NEW YORK, AND THE BORROWERS, THE AGENT AND THE BANKS WAIVE PERSONAL SERVICE OF PROCESS AND AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWERS, THE AGENT OR THE BANKS, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

          9.15 Headings. Headings to the sections of this Agreement are solely for the convenience of the parties and are not an aid in the interpretation of this Agreement or any part hereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              NIAGARA COLD DRAWN CORP.

                              By: /s/ Frank Archer
                              Name:  Frank Archer
                              Title: President

                              LASALLE STEEL COMPANY

                              By: /s/ Frank Archer
                              Name:  Frank Archer
                              Title: President

     Proportionate Revolving MANUFACTURERS AND TRADERS TRUST COMPANY Credit Commitment:
     $25,000,000

     Proportionate Term       By: /s/ Robert J. Kush, Vice President
     Loan Commitment:         Name:  Robert J. Kush
     $20,000,000              Title: Vice President

     Proportionate Revolving  CIBC INC.
     Credit Commitment:
     $16,665,000

     Proportionate Term       By: /s/ Stephanie E. Johnson
     Loan Commitment          Name:  Stephanie E. Johnson
     $13,335,000              Title: Authorized Signatory

     Proportionate Revolving  NATIONAL CITY BANK
     Credit Commitment:
     $8,335,000

     Proportionate Term       By: /s/ Brian H. Bucher
     Loan Commitment          Name:  Brian H. Bucher
     $6,665,000               Title: Vice President


                              MANUFACTURERS AND TRADERS TRUST COMPANY,
                              AS AGENT

                              By: /s/ Robert J. Kush, Vice President
                              Name:  Robert J. Kush
                              Title: Vice President